Exhibit 2.1
MARCH 28, 2011

AGREEMENT
FOR THE SALE AND PURCHASE
OF ALL OF THE SHARES IN
ROMACO PHARMATECHNIK GMBH, KARLSRUHE
FRYMAKORUMA AG, RHEINFELDEN
ROMACO S. R. L., BOLOGNA
ROMACO INC., DELAWARE
AND CERTAIN SHARES IN
ROMACO DO BRAZIL LTDA.
AND FRYMA KORUMA GMBH

between
ROMACO INTERNATIONAL B.V.
ROBBINS & MYERS FINANCE EUROPE B.V.
PFAUDLER WERKE GMBH
ROMACO HOLDINGS UK LIMITED
ROBBINS & MYERS ITALIA S.R.L.
ROBBINS & MYERS HOLDINGS, INC.
as Sellers
ROBBINS & MYERS, INC.
as Sellers’ Guarantor
and
DBG ALPHA 9 GMBH
DBG ALPHA 10 GMBH
MAPLE HOLDING S.R.L.
as Buyers

THIS AGREEMENT (the “Agreement”) is dated March 28, 2011 and made
BETWEEN:
(1)	Romaco International B.V., a company incorporated in the Netherlands under registration number 35023855 with its registered office address at Naritaweg 165 Telestone 8, 1043 BW Amsterdam, The Netherlands
— hereinafter referred to as the “Seller1” —
(2)	Robbins & Myers Finance Europe B.V., a company incorporated in the Netherlands under registration number 35023818 with its registered office address at Naritaweg 165 Telestone 8, 1043 BW Amsterdam, The Netherlands
— hereinafter referred to as the “Seller2” —
(3)	Pfaudler Werke GmbH, a company incorporated in Germany under registration number HRB 421249 with its registered office address at Pfaudlerstraße, 68723 Schwetzingen, Germany
— hereinafter referred to as the “Seller3” —
(4)	Romaco Holdings UK Limited, a company incorporated in Great Britain under registration number 2757423 with its registered office address at Lake View Court, PE29 GWD Huntingdon, Cambridgeshire, UK
— hereinafter referred to as the “Seller4” —
(5)	Robbins & Myers Italia, S.R.L., a company incorporated in Italy under registration number 02291691208 with its registered office address at Pianoro, fraz. Rastignano, Via Marzabotto 5, Bologna, Italy,
— hereinafter referred to as the “Seller5” —
(6)	Robbins & Myers Holdings, Inc., a company incorporated in Delaware, United States of America with its principal office address at 51 Plum Street, Suite 260, Dayton, OH 45440, USA
— hereinafter referred to as the “Seller6” —
— Seller1 through Seller6 hereinafter referred to collectively as the “Sellers” and each as a “Seller” —
(7)	Robbins & Myers, Inc., a company incorporated in Ohio, United States of America with principal office address at 51 Plum Street, Suite 260, Dayton, OH 45440, USA
— hereinafter referred to as the “Sellers’ Guarantor” —

(8)	DBG Alpha 9 GmbH, a company incorporated in Germany under registration number HRB 82832 with its registered office address at Kleine Wiesenau 1, 60323 Frankfurt am Main, Germany,
— hereinafter referred to as the “Buyer1” —
(9)	Maple Holding S.r.l., a company registered in Italy under registration number 03110811209 with its registered office address at Bologna (Bo) Via Saragozza, 12 CAP 40123, Italy
— hereinafter referred to as the “Buyer2” —
(10)	DBG Alpha 10 GmbH, a company incorporated in Germany under registration number HRB 82833 with its registered office address at Kleine Wiesenau 1, 60323 Frankfurt am Main, Germany,
— hereinafter referred to as the “Buyer3” —
— Buyer1, Buyer2 and Buyer3 hereinafter referred to collectively as the “Buyers” and each as a “Buyer” —
The Sellers, the Sellers’ Guarantor and the Buyers are also hereinafter referred to collectively as the “Parties” and each as a “Party”.

BACKGROUND
(A)	Seller1 is the legal and beneficial owner of the Seller1 German Share representing 18.69 percent of the stated capital (Stammkapital) of Romaco PT and of the Swiss Shares and the Brazilian Shares. The Swiss Shares constitute the entire issued share capital of FrymaKoruma AG. The Brazilian Shares constitute 99.97 percent of the issued share capital in Romaco do Brazil Ltda, with the remaining 0.03 percent of the issued share capital in Romaco do Brazil Ltda. held by Romaco S.r.l.

(B)	Seller2, Seller3 and Seller4, respectively, are the legal and beneficial owner of the Seller2 German Share, the Seller3 German Share and the Seller4 German Share, respectively, representing 3.46 percent, 74.00 percent and 3.85 percent of the stated capital of Romaco PT. The Seller1 German Share, the Seller2 German Share, the Seller3 German Share and the Seller4 German Share are listed in the shareholder list attached as Schedule B and constitute the entire issued share capital of Romaco PT.

(C)	Seller4 and Seller5 are the legal and beneficial owner of the Italian Shares.

(D)	Seller6 is the legal and beneficial owner of the US Shares. The US Shares constitute the entire issued share capital of Romaco Inc.

(E)	Subject to Background (O), Romaco PT has been the legal and beneficial owner of one share in the aggregate nominal amount of EUR 494,000 in FrymaKoruma GmbH with a nominal share capital of EUR 520,000. The share of Romaco PT has been split into one share in the nominal amount of EUR 26,520 and one share in the nominal amount of EUR 467,480 on March 22, 2011, so that Romaco PT is since then the legal and beneficial owner of the aforementioned shares in FrymaKoruma GmbH. Seller4 is the legal and beneficial owner of one share in the aggregate nominal amount of EUR 26,000 in FrymaKoruma GmbH (the “FrymaKoruma Share”). Further, Romaco PT is the legal and beneficial owner of shares in the aggregate nominal amount of DEM 3,000,000 constituting the entire share capital of Romaco Immobilienverwaltungs GmbH.

(F)	Next to shares in the aggregate of 0.03 percent in the issued share capital in Romaco do Brazil Ltda., Romaco S.r.l. is the legal and beneficial owner of shares constituting 80 percent of the issued share capital in Romaco Machinery S.A. The remaining 20 percent of the issued share capital in Romaco Machinery S.A. are held by FrymaKoruma AG as legal and beneficial owner of such shares.

(G)	All entities pertaining to Romaco Group and their respective shareholders and shareholdings are displayed in yellow in the group chart attached as Schedule G (Part I) which further shows those companies in grey that are currently held by Group Companies but shall be excluded from this transaction (the “Excluded Companies”) and remain part of R&M Group or have been liquidated. Schedule G further contains certain details of the Companies and the Subsidiaries (Part II).

(H)	Romaco Group constitutes Sellers’ Guarantor’s business segment which designs, manufactures and markets packaging and secondary processing equipment for the pharmaceutical, healthcare, nutraceutical, food and cosmetic industries, under the primary brands of Noack®, Siebler®, FrymaKoruma®, Macofar® and Promatic® (the “Business”). Packaging applications of the Business include blister and strip packaging for various products including tablets, effervescent tablets and capsules; filling of both liquid and powder into vials and bottles, capsule and tube filling; tablet counting and packaging for bottles; customized packaging for drug delivery devices; as well as secondary processing for liquids and semi solids. The application of Romaco Group’s machines comprises traditional packaging and processing forms as well as proven technical solutions for challenges presented by new technologies and the implication of regulatory changes.

(I)	The Sellers have procured that the Companies have complied with any pre-signing statutory notification requirements to works councils and other employee bodies applicable in any jurisdiction relevant for Romaco Group.

(J)	Prior to Closing the Sellers shall procure that the Excluded Companies are dissolved or transferred from Romaco S.r.l. and Romaco Inc. to any entity of the Sellers’ Guarantor (except for any Group Company) without any representations and warranties, other liability or any other disadvantages to the transferors and that any company of R&M Group currently using “Romaco” or “FrymaKoruma” as their company name or otherwise terminate such use in a reasonable time period following the Closing.

(K)	Due to the participation of the Group Companies in R&M Group’s cash pool and the exchange of services and products between the Group Companies and R&M Group entities there are various intercompany receivables and payables existing between entities of Romaco Group internally and vis-à-vis entities of R&M Group. The status of all intercompany receivables and payables as of February 27, 2011 is shown in Schedule (K). It is intended by the Sellers to satisfy certain of the intercompany receivables and payables between the date hereof and the Closing Date. As the Group Companies will continue to participate in R&M Group’s cash pool and as further products and services will be exchanged between the Group Companies internally and in relation to members of R&M Group the amounts of the intercompany receivables and payables will change until the Closing Date.

(L)	Prior to the Closing Seller6 shall arrange for a substantial reduction of Romaco Inc.’s intercompany payable towards the Sellers’ Guarantor by an amount of about USD 5.4 million.

(M)	The Sellers have agreed to sell and transfer according to this Agreement all of the issued shares in the Companies to the Buyers and the Buyers have agreed to buy those shares on and subject to the terms of this Agreement. In connection with the sale and transfer of the issued shares in the Companies it is further intended (i) to terminate the Group Companies’ participation in R&M Group’s cash pooling, (ii) to settle all receivables and payables of the Group Companies towards R&M Group companies in connection with the purchase price adjustment resulting from the Closing Statement by either an assumption of debt (in case of a payable of a R&M Group company towards a Group Company) or a transfer of a claim (in case of a receivable of a R&M Group company towards a Group Company) by/to the Buyer concerned in order to allow for a cash flow free treatment of such intercompany receivables and payables.

(N)	As an exception to the treatment of intercompany receivables and payables as set out in Background (M) the payable of Seller2 against Romaco S.r.l. in the principal amount of EUR 5,793,545 (it being understood that due to internal reporting standards within R&M Group Schedule (K) shows the then corresponding USD amount of such payable) resulting from a balancing of the intercompany receivables and payables between Seller2 and Romaco S.r.l. as of February 27, 2011 (the “Romaco Debt”) shall (i) with the consent of Romaco S.r.l. be transferred by Seller2 to Seller5 prior to the Closing Date and (ii) neither be repaid on the Closing Date nor considered as part of the purchase price adjustment by an assumption of debt but shall remain in place to be treated as of the Closing Date according to clause 6.2.1(g). Buyer2 has agreed to issue a note to Seller5 in a Euro amount corresponding to the Romaco Debt according to clause 6.2.2 (the “Romaco Note”). Subsequent to the Closing Date, Buyer2 intends to merge Romaco S.r.l. with Buyer2 as the surviving entity. Upon registration of such merger, the obligations under the Romaco Debt and the Romaco Note shall be off-set. The same is intended by the Parties for any Remaining InterCo Balance of Romaco S.r.l. resulting from February 28, 2011 through the Closing Date.

(O)	Immediately prior to the execution of this Agreement, Romaco PT and DBG Maple Immobilienverwaltungs GmbH & Co. KG have entered into a notarized share purchase agreement regarding shares in the nominal amount corresponding to 5.1 per cent of the stated capital (Stammkapital) of each Romaco Immobilienverwaltungs GmbH and FrymaKoruma GmbH.

(P)	The Buyers have provided copies of the equity commitment letters to the Sellers issued by DBAG Fund V GmbH & Co. KG, DBAG Fund V International GmbH & Co. KG, DBAG Fund V Konzern GmbH & Co. KG and DBAG Fund V Co-Investor GmbH & Co. KG in favour of the Buyers as well as debt financing letters issued by Kreissparkasse Biberach, Sparkasse Pforzheim-Calw and Kreissparkasse Tuttlingen addressed to DBAG in favour of Buyer1 and Buyer3, copies of which are attached as Schedule P hereto.

(Q)	The Sellers’ Guarantor has agreed to guarantee the obligations of the Sellers under this Agreement.

NOW IT IS AGREED as follows:
1.	DEFINED TERMS

In this Agreement the following expressions shall have the following meanings:

“Accounting Guidelines” means the Robbins & Myers accounting manual as of August 31, 2010 and attached as Schedule 1.1 (a);

“Additional Taxes” has the meaning set out in clause1.2.3;

“Adjustment” has the meaning set out in clause 3.2.5;

“Adjustment Reports” has the meaning set out in clause 7.1;

“Affiliate” in relation to any person means (i) any person Controlling that person, (ii) any person Controlled by such person, or (iii) any person under common Control with that person;

“Aggregate” means the aggregate amount of specific assets or specific liabilities (including provisions) as defined in this Agreement of (i) the Companies and (ii) each of the Subsidiaries excluding in the case of assets any claim against any other GroupCompany and in the case of liabilities (including provisions) any liability (provision) towards any other Group Company;

“Agreement” means this agreement (including its schedules) and all the terms contained in it;

“Anti-trust Act” means the German Anti-trust Act (Gesetz gegen Wettbewerbsbeschränkungen (GWB));

“Applicable Law” means, with respect to any person, any law, decree, statute, rule, ordinance, regulation, order, writ, injunction, directive, judgment, and other pronouncements having the effect of law or regulation in Germany, the European Union or any member state thereof, or any other country, jurisdiction, region, city or other political subdivision of any of the foregoing, in each case applicable to such person;

“Brazilian Shares” means all shares in Romaco do Brazil Ltda. held by Seller1, constituting 99.97 percent of the issued shares in Romaco do Brazil Ltda.;

“Breach” has the meaning set out in clause 9.1;

“Business” has the meaning set out in Background (H);

“Business Day” means a day (other than a Saturday, Sunday or legal holiday in Hessen, Germany) when banks are open for business in Frankfurt am Main, Germany, and New York City, New York, USA;

“Buyer1” has the meaning as set out on page 5.

“Buyer2” has the meaning as set out on page 5.

“Buyer3” has the meaning as set out on page 5.

“Buyer” and “Buyers” has the meaning as set out on page 5.

“Cash Report” has the meaning given to it in clause 7.1;

“Civil Code” means the German Civil Code (Bürgerliches Gesetzbuch (BGB));

“Claim” has the meaning given to it in clause 10.1;

“Closing” means the performance of the actions set out in clause 6.2;

“Closing Date” has the meaning set out in clause 6.1;

“Closing Date Cash” means the Aggregate, as at 00:01 CET hours on the Closing Date, of (i) the cash at bank of the Group Companies; and (ii) any marketable securities held by the Group Companies as of such date; but excluding any intercompany balance that is a receivable of the Group Companies against a R&M Group Company;

“Closing Date Financial Debt” means all liabilities in the nature of borrowings from third parties and interest accrued thereon (but excluding, for the avoidance of doubt, amounts owing to trade creditors arising in the ordinary course of business), receivables sold or discounted otherwise than on a non-recourse basis (including receivables sold by FrymaKoruma AG to Seller1) but excluding any intercompany balance of a Group Company that is a payable towards a R&M Group company;

“Closing Date Net Working Capital” means:
(a)	Current assets, excluding cash and excluding, for the avoidance of doubt, the receivable of Romaco PT against DBG Maple Immobilienverwaltungs GmbH & Co. KG resulting from the share purchase agreement described in Background (O), in accordance with US GAAP and Accounting Guidelines; less

(b)	Current liabilities, excluding short-term borrowings and excluding, for the avoidance of doubt, any payable of Romaco PT resulting from the share sale as described in Background (O), if any, in accordance with US GAAP and Accounting Guidelines, and shall be calculated in the same manner and with exclusively the same accounting items as the Net Working Capital as of August 31, 2010 attached as Schedule 1.1 (b) (comprising a sample calculation by applying the figures of August 31, 2010), it being understood that (i) any items covered by Closing Date Cash and Closing Date Financial Debt shall not be considered in the determination of the Closing Date Net Working Capital and (ii) the Closing Date Net Working Capital does not include any inter-company receivables or inter-company payables.
“Closing Memorandum” has the meaning given to it in clause 6.2.3;

“Closing Statement” shall mean a statement of the Group Companies comprising of (i) the pro-forma combined financial statements of the Group Companies to be prepared in accordance with clause 7 (ii) the Closing Date Net Working Capital, (iii) the Closing Date Financial Debt, (iv) the Closing Date Cash, (v) the Purchase Price Adjustment (if any), and (vi) the Remaining InterCo Balances;
“Companies” means Romaco PT, FrymaKoruma AG, Romaco S.r.l., Romaco, Inc. and Romaco do Brazil Ltda. and FrymaKoruma GmbH together, and “Company” means any one of them;
“Competent Authority” means (i) any person (whether autonomous or not) having legal and/or regulatory authority; (ii) any court of law or tribunal in any jurisdiction; and (iii) any authority competent to impose any Taxation;
“Conditions Precedent” has the meaning given to it in clause 4.1;
“Confidentiality Agreement” means the confidentiality agreement entered into between the Sellers’ Guarantor and DBAG dated June 9, 2010;
“Control” means the ability of one person to determine that the affairs of another person are conducted in accordance with the wishes of the first by way of (i) the holding of shares; (ii) the possession of voting rights; or (iii) in any other way whatsoever (in each case whether directly or indirectly), and “Controlled” and “Controlling” shall be construed accordingly;
“Corporate Documents” has the meaning given to it in clause 1.3 of the Sellers’ Statements;
“DBAG” means Deutsche Beteiligungs AG, a German stock corporation registered with the commercial register of the local court of Frankfurt am Main under HRB 52491 with its registered office at Kleine Wiesenau 1, 60323 Frankfurt am Main, Germany;
“Dispute” has the meaning given to it in clause 32.2;
“Disputed Sum” has the meaning given to it in clause 7.6.4;
“Employees” means all of the employees of Romaco Group;
“Effective Date” means August 31, 2010;
“Effective Date Accounts” means (i) the combined financial statements of the Romaco Group for the year ended on the Effective Date prepared by the Sellers in accordance with the Accounting Guidelines and US GAAP as well as (ii) the statutory accounts, as available, of each individual Group Company for the year ended on the Effective Date (composing in each case a balance sheet, profit and loss account, notes, auditor’s and directors’ reports, where applicable and available) prepared by the Sellers in accordance with local generally accepted accounting principles which are attached as Schedule 1.1 (c);
“Effective Date Tax” has the meaning given to it in clause 12.3:
“Ernst & Young” means Ernst & Young GmbH Wirtschaftsprüfungsgesellschaft, Mergenthalerallee 10-12, 65760 Eschborn, Germany
“Excluded Companies” means Rodic S.A. de C.V. (Mexico) and Index Manufacturing Co., Inc. (USA);
“Expert” has the meaning given to it in clause 7.5;
“Federal Cartel Office” means the Bundeskartellamt;
“Financial Debt Report” has the meaning given to it in clause 7.1;
“FrymaKoruma Share” means the share in the nominal amount of EUR 26,000 held by Seller4 in FrymaKoruma GmbH;
“German Shares” means the Seller1 German Share, the Seller2 German Share, the Seller3 German Share and Seller4 German Share;
“Group Companies” means the entities forming the Romaco Group and “Group Company” means any one of the Group Companies;
“Indemnification Event” has the meaning given to it in clause 11.2.1;
“Indemnification Event Notice” has the meaning given to it in clause 11.2.1;
“Indemnified Party” has the meaning given to it in clause 11.1.1;
“Information Technology” has the meaning given to it in clause 21 of the Sellers’ Statements;
“Intellectual Property” has the meaning given to it in clause 12.1 of the Sellers’ Statements;
“Italian Shares” means the Seller4 Italian Shares and the Seller5 Italian Shares;
“Key Employees” has the meaning given to it in the Sellers’ Statements and “Key Employee” shall mean any one of them;
“Limitation Period” has the meaning given to it in clause 10.3;
“Limited Liability Companies Act” means the German Limited Liability Companies Act (GmbHG);
“Local GAAP” has the meaning given to it in clause 4.2 of the Sellers’ Statements;
“Losses and Expenses” means losses, damages, liabilities, costs and expenses including fines, penalties, clean-up costs, losses and expenses suffered in connection with proceedings, actions, claims or demands, and reasonable legal and other profes-

sional fees (plus any VAT, if applicable, payable in relation to any such matter), in each case whether direct or indirect;
“Material Adverse Change” shall mean (i) any change in the financial and/or economic conditions of the Buyers and/or Romaco PT, Romaco Immobilienverwaltung GmbH, Romaco S.r.l., FrymaKoruma AG and FrymaKoruma GmbH having a materially adverse effect on such companies compared to their financial and/or economic condition as of January 31, 2011 or (ii) the occurrence of circumstances that jeopardize the payment obligations of the Buyers under the credit facility agreements for the financing of this transaction, or (iii) any company of Romaco Group having become insolvent or overindebted or being threatened to become insolvent, provided, however, that the banks financing the transaction contemplated in this Agreement on the side of the Buyers have notified the Buyers in writing that a material adverse change under the credit facility agreement(s) between these banks and the Buyers to be executed for the financing of this transaction as described under lit. (i) through lit. (iii) above has occurred, only such notification shall constitute a Material Adverse Change.
“Material Agreements” has the meaning given to it in clause 13.1 of the Sellers’ Statements;
“Negative Adjustment” has the meaning given to it in clause 3.2.4;
“Notice of Disagreement” has the meaning set out in clause 7.3.1;
“Parties” means the Sellers and the Buyers and “Party” means any of them;
“Performing Party” has the meaning given to it in clause 6.3.1;
“Positive Adjustment” has the meaning given to it in clause 3.2.3;
“Pre-Closing Files” has the meaning given to it in clause 18.3;
“Preliminary Purchase Price” has the meaning set out in clause 3.2.1;
“Proceedings” means any proceeding, suit or action (including arbitration) arising out of or in connection with this Agreement;
“Purchase Price” has the meaning given to it in clause 3.1;
“PwC” means PricewaterhouseCoopers, Olof-Palme-Straße 35, 60439 Frankfurt/Main, Germany;
“R&M Group” means the Sellers’ Guarantor and all entities controlled by the Sellers’ Guarantor, however, excluding as of Closing the Romaco Group;
“Regulatory Requirements” means any applicable requirement of law or of any person who has regulatory authority which has the force of law;

“Remaining InterCo Balance” means the receivable or payable, as the case may be, of each of the Group Companies towards Seller2 and, in the case of Romaco Inc., also towards the Sellers’ Guarantor following the settlement (Verrechnung) of all other intercompany receivables and payables such Group Company has towards the R&M Group companies (except for Seller2 and, in the case of Romaco Inc., except for the Sellers’ Guarantor), by increasing / reducing the payable / receivable on the intercompany account with Seller2 and the respective Group Company and, in the case of Romaco Inc., also with the Sellers’ Guarantor as of the Closing Date according to clause 3.3.2;
“Remaining InterCo Report” has the meaning given to it in clause 7.1;
“Representatives” means, in relation to any person, its directors, officers, authorised persons, employees, agents, consultants and professional advisers;
“Review Period” has the meaning set out in clause 7.3.1;
“Romaco Debt” has the meaning set out in Background (N).
“Romaco Group” means the Companies and the Subsidiaries;
“Romaco Note” has the meaning set out in Background (N).
“Romaco S.r.l.” means a Romaco S.r.l., a company incorporated in Italy with its registered office in Pianoro, Rastignano, Bologna, Via Marzabotto No. 5, with a share capital of EUR 2,580,000.00 registered in the Bologna Companies’ Register, Tax Code and Companies’ Register No. 01681340152;
“Romaco PT” means Romaco Pharmatechnik GmbH, registered with the commercial register of Mannheim under HRB 110573 with business address at Am Heegwald 11, 76227 Karlsruhe, Germany;
“Security Interest” means any interest of any person (including any right to acquire, option or right of pre-emption or conversion) or any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title retention or any other security agreement or arrangement, or any agreement to create any of the above;
“Seller1” has the meaning as set out on page 4.
“Seller2” has the meaning as set out on page 4.
“Seller3” has the meaning as set out on page 4.
“Seller4” has the meaning as set out on page 4.
“Seller5” has the meaning as set out on page 4.
“Seller6” has the meaning as set out on page 4.
“Sellers’ Guarantor” has the meaning as set out on page 4.
“Sellers” and “Seller” has the meaning set out on page 4.

“Seller1 German Share” means the share in Romaco PT with the nominal amount of DEM 2,430,000;
“Seller2 German Share” means the share in Romaco PT with the nominal amount of DEM 450,000;
“Seller3 German Share” means the share in Romaco PT with the nominal amount of DEM 9,620,000;
“Seller4 German Share” means the share in Romaco PT with the nominal amount of DEM 500,000;
“Seller4 Italian Shares” means the participation in the share capital in Romaco S.r.l. with a nominal value of EUR 9,030.00 constituting 0.35% of the entire share capital of Romaco S.r.l.;
“Seller5 Italian Shares” means the participation in the share capital of Romaco S.r.l. with a nominal value of EUR 2,570,970.00 constituting 99.65% of the entire share capital of Romaco S.r.l.;
“Sellers’ Account” means a bank account in the name of Seller2 at JPMorgan Chase, London branch, IBAN GB88 CHAS 6092 4236 3304 01, BIC CHASGB2L or such other account the details of which any of the Sellers notifies to the Buyers in writing no later than five (5) Business Days prior to the due date for any payment under this Agreement — the Parties agree that payments of the Buyers to the Sellers’ Account shall have debt discharging effect (Schuld befreiende Wirkung) vis-à-vis all Sellers;
“Sellers’ Statements” means the statements set out in Schedule 1.1 (d);
“Sellers’ Sureties” has the meaning given to it in clause 14;
“Sellers’ Tax Statement” has the meaning given to it in clause 12.1;
“Sellers’ Warranties” has the meaning given to it in clause 8.1 and “Sellers’ Warranty” shall mean any one of the Sellers’ Warranties;
“Shares” means all of the issued shares in the Companies;
“Subsidiaries” means any company or other legal entity over which a Company has direct or indirect Control and which is not an Excluded Company;
“Swiss Shares” means all shares in FrymaKoruma AG and constituting all issued shares in FrymaKoruma AG;
“Target Working Capital” shall be an amount of EUR 5,300,000 (in words: five million and three hundred thousand Euros); and “Target Working Capital Range”

shall be the range between the maximum and minimum amounts determined according to clause 3.1.
“Taxation” or “Taxes” or “Tax” means:
(a)	all forms of taxation including any charge, tax, duty, levy, withholding or liability wherever chargeable imposed for support of national, state, federal, municipal or local government or any other person including social security contributions (Sozialversicherungsbeiträge), corporation tax, trade income tax, VAT, payroll tax, solidarity surcharge and other public law levies;

(b)	any penalty, fine, surcharge, interest, charges or costs payable in connection with any taxation within (a) above;
“Tax Breach” has the meaning given to it in clause 12.1;

“Tax Procedure” has the meaning given to it in clause 12.7.2(b);

“Tax Reduction Amount” has the meaning given to it in clause 12.4.2;

“Third Party Claims” has the meaning given to it in clause 10.7;

“Turnover Tax Act” means the German Turnover Tax Act (Umsatzsteuergesetz);

“US GAAP” means US generally accepted accounting principles consistently applied;

“US Shares” means all shares in Romaco, Inc. and constituting the entire issued share capital of Romaco, Inc.;

“VAT” means any applicable value added tax;

“Working Capital Report” has the meaning given to it in clause 7.1

2.	SALE AND TRANSFER

2.1	Sale

Subject to the terms and conditions of this Agreement:
2.1.1	Seller1 hereby sells the Seller1 German Share and sells and agrees to transfer the Brazilian Shares to Buyer1, and Buyer1 hereby purchases the Seller1 German Share and the Brazilian Shares and agrees to accept transfer of the Brazilian Shares from Seller1 on the Closing Date;

2.1.2	Seller1 hereby sells and agrees to transfer the Swiss Shares to Buyer3, and Buyer3 hereby purchases the Swiss Shares and agrees to accept transfer of the Swiss Shares from Seller1 on the Closing Date;

2.1.3	Seller2 hereby sells the Seller2 German Share to Buyer1, and Buyer1 hereby purchases the Seller2 German Share from Seller2;

2.1.4	Seller3 hereby sells the Seller3 German Share to Buyer1, and Buyer1 hereby purchases the Seller3 German Share from Seller3;

2.1.5	Seller4 hereby sells the Seller4 German Share to Buyer1, and Buyer1 hereby purchases the Seller4 German Share from Seller4;

2.1.6	Seller4 hereby sells the FrymaKoruma Share to Buyer1, and Buyer1 hereby purchases the FrymaKoruma Share from Seller4;

2.1.7	Seller4 hereby sells and agrees to transfer the Seller4 Italian Shares to Buyer2, and Buyer2 hereby purchases and agrees to accept transfer of the Seller4 Italian Shares from Seller4 on the Closing Date;

2.1.8	Seller5 hereby sells and agrees to transfer the Seller5 Italian Shares to Buyer2, and Buyer2 hereby purchases and agrees to accept transfer of the Seller5 Italian Shares from Seller5 on the Closing Date; and

2.1.9	Seller6 hereby sells and agrees to transfer the US Shares to Buyer3, and Buyer3 hereby purchases and agrees to accept transfer of the US Shares from Seller6 on the Closing Date;
in each case together with the benefit of all rights attaching to the respective Shares as at the date of this Agreement, including all dividends and distributions declared, paid or made by any Company on or after the date of this Agreement and including any rights to profit for the current financial year. The Parties agree that undistributed profits of the financial year ending on the Effective Date shall remain undistributed in the Companies and shall be for the benefit of the Buyers. In addition to the sale and purchase of the Shares the Sellers and the Sellers’ Guarantor hereby agree to sell and subject to the occurrence of Closing transfer and the Buyer concerned (i.e. the Buyer acquiring, directly or indirectly, the shares in the Group Company holding the respective intercompany receivable or payable) hereby agrees to purchase and assume any Remaining InterCo Balance of the Group Companies existing on the Closing Date that is a receivable or a payable of Seller2 or the Sellers’ Guarantor as an adjustment to the purchase price for the Shares.

2.2	Consents
2.2.1	By written shareholders resolution dated March 28, 2011, a copy of which is attached as Schedule 2.2.1, the shareholders meeting of Romaco PT granted its consent to the sale and transfer of the German Shares under this Agreement. In the shareholders resolution all shareholders of Romaco PT expressly waived any acquisition rights, rights of first refusal or similar rights regarding the German Shares, if any. Following such shareholders resolu-

tion the managing directors of Romaco PT have approved of the transfer of the German Shares.
2.2.2	By separate letters dated March 28, 2011, a copy of which is attached as Schedule 2.2.2, Seller4 and Seller5 expressly waived any acquisition rights, rights of first refusal or similar rights regarding the Italian Shares.

2.2.3	By written shareholders resolution dated March 28, 2011, a copy of which is attached as Schedule 2.2.3, the shareholders meeting of FrymaKoruma GmbH granted its consent to the sale and transfer of the FrymaKoruma Share under this Agreement. In the shareholders resolution all shareholders of FrymaKoruma GmbH expressly waived any acquisition rights, rights of first refusal or similar rights regarding the FrymaKoruma Share, if any. Following such shareholders resolution the managing directors of FrymaKoruma GmbH have approved of the transfer of the FrymaKoruma Share.

2.2.4	By resolution dated March 28, 2011, a copy of which is attached as Schedule 2.2.4, the board of directors of Romaco S.r.l. has granted its consent to the sale and transfer of the shares in Rodic S.A. de C.V. and Romaco S.r.l. expressly waived any acquisition rights, rights of first refusal or similar rights regarding the shares in in Rodic S.A. de C.V., if any.
2.3	Transfer of German Shares, the FrymaKoruma Share and other Shares
2.3.1	Subject to,
(a)	the Conditions Precedent having been fulfilled or duly waived pursuant to clause 4.5, and

(b)	the payment of the Preliminary Purchase Price,
Seller1, Seller2, Seller3 and Seller4 hereby transfer the German Shares and the FrymaKoruma Share held by the respective Seller to Buyer1 as at the Closing Date together with the benefit of all rights attaching to them as at the date of this Agreement, including all dividends and distributions declared, paid or made by Romaco PT on or after the date of this Agreement, including, for the avoidance of doubt, any rights to profit for the current financial year. Buyer1 hereby accepts these transfers.

2.3.2	The Sellers and Buyer1 and Buyer3 agree that the US Shares and the Brazilian Shares are not transferred by virtue of this Agreement but will be transferred with effect in rem (mit dinglicher Wirkung) at or, in case of the Brazilian Shares, shortly after the Closing by way of separate transfer documents substantially in the form attached hereto as Schedule 2.3.2 (a) and Schedule 2.3.2 (b), whereby, for the avoidance of doubt, any exclusion of warranty claims under these transfer agreements shall not affect the provisions of this Agreement. The US Shares shall be transferred to Buyer3 and the Brazilian Shares shall be transferred to Buyer1 at or, with respect to the Brazilian Shares, shortly after the Closing Date together with the benefit and all rights attaching to them as at the date of this Agreement, including all dividends and distributions declared, paid or made by Romaco, Inc., regarding the US Shares, and Romaco do Brazil Ltda., regarding the Brazilian Shares on or after the date of this Agreement, including, for the avoidance of doubt, any rights to profit for the current financial year.

2.3.3	Seller4, Seller5 and Buyer2 agree that the Italian Shares will be transferred by virtue of a notarial deed of transfer substantially in the form of Schedule 2.3.3 to be executed before an Italian notary public on the Closing Date in accordance with clause 6.2 and filed with the relevant Italian companies’ registry. The Italian Shares shall be transferred together with the benefit and all rights attaching to them as at the date of this Agreement, including all dividends and distributions declared, paid or made by Romaco S.r.l. on or after the date of this Agreement, including, for the avoidance of doubt, any rights to profit for the current financial year.

2.3.4	Seller1 and Buyer3 agree that the Swiss Shares will be transferred by virtue of a transfer agreement substantially in the form of Schedule 2.3.4 to be executed on the Closing Date in accordance with clause 6.2.2. Seller1 undertakes to deliver the share certificate representing all Swiss Shares to Buyer3 on the Closing Date according to clause 6.2.2. The Swiss Shares shall be transferred to Buyer3 on the Closing Date together with the benefit and all rights attaching to them as at the date of this Agreement, including all dividends and distributions declared, paid or made by FrymaKoruma AG on or after the date of this Agreement, including, for the avoidance of doubt, any rights to profit for the current financial year.
2.4	Issuance of Powers of Attorney
Immediately following the signing of this Agreement Seller1 and Buyer1 shall each issue, and Seller5 shall procure that Romaco S.r.l. issues, certified (beglaubigt) and legalized (legalisiert) powers of attorney as are required for the sale and transfer of the Brazilian Shares together with a hold-harmless letter in the case of the Buyer1 in favour of Pacaembu Serviços e Participações Ltda. and in case of Seller1 and Romaco S.r.l. in favour of-Pinheiro Neto Advogados, including an instruction right in favour of Buyer1 vis-à-vis Pinheiro Neto Advogados, materially in the form as attached as Schedule 2.4. Seller1 shall hand-over the legalized powers of attorney on the Closing Date according to clause 6.2.1 to Buyer1 and Buyer1 undertakes to send the certified and legalized powers of attorney to Pacaembu Serviços e Participações Ltda. and Pinheiro Neto Advogados as soon as feasible fol-

lowing the Closing Date together with the instruction to immediately use the power of attorney to effect the transfer of the Brazilian Shares. Should, for whatever reasons, the powers of attorney provided by Seller1 and Romaco S.r.l. not suffice to effect the transfer of the Brazilian Shares to Buyer1, Seller1 following the Closing Date undertakes to take all necessary measures to effect the transfer of the Brazilian Shares to Buyer1 and to exercise any shareholder rights in Romaco do Brazil Ltda. between the Closing Date and the date the transfer of the Brazilian Shares becomes effective only with the prior written consent and upon written instructions of Buyer1.
3.	CONSIDERATION

The consideration for the Shares shall comprise of a cash payment according to clause 3.1 to be adjusted according to clause 3.2 and (in compensation of a respective increase/reduction of the purchase price for the Shares for any intercompany receivables/payables of the Group Companies vis-à-vis any R&M Group companies as of Closing on an individual basis for each Group Company):
(i)	if the Remaining InterCo Balance of the respective Group Company, if any, is a receivable of such Group Company, the assumption by the Buyer (directly or indirectly) acquiring such Group Company’s share(s) of the corresponding intercompany payment obligation of Seller2 and/or Sellers’ Guarantor with debt discharging effect (mit schuldbefreiender Wirkung), except where clause 3.3.3 provides for a different treatment of such receivable in order to compensate the respective increasing effect on the purchase price for the Shares resulting from such intercompany receivable of a Group Company;

(ii)	if the Remaining InterCo Balance of the respective Group Company, if any, is a payable of such Group Company, the transfer to the Buyer (directly or indirectly) acquiring such Group Company’s share(s) of the corresponding intercompany receivable of Seller2 and/or Sellers’ Guarantor in order to compensate the respective decreasing effect on the purchase price for the Shares resulting from such intercompany payable of a Group Company.
3.1	Purchase Price

The purchase price payable by the Buyers to the Sellers for the Shares shall be an amount equal to:
3.1.1	Euro 61,000,000 (in words: sixty-one million Euros);

3.1.2	less the amount of the Closing Date Financial Debt (if any);

3.1.3	plus the amount of the Closing Date Cash;

3.1.4	if the Closing Date Net Working Capital exceeds the maximum amount of the Target Working Capital Range, plus an amount equal to such excess; and

3.1.5	if the Closing Date Net Working Capital falls short of the minimum amount of the Target Working Capital Range, minus an amount equal to such shortfall;
(the “Purchase Price”) and in respect of any Remaining InterCo Balance the assumption of such Remaining InterCo Balance if it is a payable of Seller2 and/or Sellers’ Guarantor, except for any such payable towards Romaco S.r.l. to be treated according to clause 3.3.3 and the transfer of such Remaining InterCo Balance if it is a receivable of Seller2 and/or Sellers’ Guarantor in accordance with clause 3.3. The Purchase Price shall be allocated to the Companies/Buyers as set out in Schedule 3.1 (a).

In order to reduce any working capital adjustment to substantial excesses/shortfalls of the Closing Date Net Working Capital towards the Target Working Capital, only an excess/shortfall beyond the maximum/minimum amounts of the Target Working Capital Range shall give rise to an adjustment. The maximum amount of the Target Working Capital Range shall be equal to an amount of EUR 5,800,000 (in words: five million and eight hundred thousand Euros) and the minimum amount of the Target Working Capital Range shall be equal to an amount of EUR 4,800,000 (in words: four million and eight hundred thousand Euros).

A sample calculation of the Closing Date Financial Debt, the Closing Date Cash and Closing Date Net Working Capital based on the Effective Date Accounts is attached as Schedule 3.1 (b). The Parties agree that the calculation method set forth in Schedule 3.1 (b) shall be followed as closely as possible for the determination of the Adjustment.

3.2	Payment and Adjustment of Purchase Price

The Purchase Price shall be paid as follows:
3.2.1	On the Closing Date the Buyers shall pay to the Sellers an amount of
Euro 61,000,000
(in words: sixty-one million Euros)
(the “Preliminary Purchase Price”).
3.2.2	The Preliminary Purchase Price shall be due and payable on the Closing Date and shall be made by the Buyers by wire transfer in immediately available funds, free of any costs or charges, to the Sellers’ Account.

3.2.3	In the event that the Purchase Price as determined in accordance with clause 7 exceeds the Preliminary Purchase Price, then the difference between the amount of the Purchase Price and the amount of the Preliminary Purchase Price in Euros (the “Positive Adjustment”), shall be paid by the Buyers to the Sellers.

3.2.4	In the event that the Purchase Price as determined in accordance with clause 7 is less than the Preliminary Purchase Price, then the difference between the amount of the Preliminary Purchase Price and the amount of the Purchase Price in Euros (the “Negative Adjustment”) shall be repaid by the Sellers to the Buyers.

3.2.5	Any adjustment to the Purchase Price according to clauses 3.2.3 or 3.2.4 (the “Adjustment”) (less any amounts paid pursuant to clause 7.9 below, if applicable), shall be paid by the relevant Parties/Party within three (3) Business Days after the Closing Statement has become binding pursuant to clause 7.10 by way of wire transfer in immediately available funds, free of any costs and charges to;
(a)	in the event of a Positive Adjustment, the Sellers’ Account; and

(b)	in the event of a Negative Adjustment, an account details of which are notified by the Buyers to the Sellers no later than two (2) Business Days before the deadline for payment under this clause 3.2.5.
3.2.6	Any Adjustment shall bear interest at a rate of 5% per annum from and including the Closing Date up to but not including the date on which payment is received.
3.3	Settlement of Intercompany Receivables and Payables
3.3.1	Between the date hereof and the Closing Date the Sellers shall, and the Sellers’ Guarantor shall, procure that all Group Companies and all R&M Group companies take all appropriate and reasonable measures to settle all intercompany receivables and payables of the Group Companies towards any R&M Group company (in particular, without limitation, in respect of Tycon, PSG Balfour, China processing, R&M Holdings, Corporate RIBV, Sellers’ Guarantor and Italy Holdings) except for the intercompany receivables and payables existing with Seller2 and Sellers’ Guarantor if not explicitly provided otherwise herein below, among others by taking the following actions and procuring the following payments in a way that any payments will be credited to the intercompany account of the respective Group Company with Seller2 or Sellers’ Guarantor:
(a)	intercompany loan from Romaco PT to Romaco Immobilienverwaltungs GmbH in the amount of USD 3.744 million in order to allow

Romaco Immobilienverwaltungs GmbH to repay its corresponding obligation towards Seller2 (and any other R&M Group company, if any);
(b)	partial repayment of FrymaKoruma AG’s and Romaco S.r.l.’s receivables towards Sellers’ Guarantor and Seller2 in the amounts of USD 118,000 and USD 249,000, respectively, to allow both Companies to repay their payables towards Romaco PT to the effect that Romaco PT’s receivable/payable towards Seller2 is increased/reduced accordingly (i.e. without any cash remaining with Romaco PT);

(c)	partial repayment of FrymaKoruma AG’s receivable towards Seller2 in the amount of USD 5.234 million in order to allow FrymaKoruma AG to partially repay its payable towards FrymaKoruma GmbH in such amount and to further allow FrymaKoruma GmbH to fully repay its payable towards Seller2;

(d)	partial repayment of FrymaKoruma AG’s and Romaco S.r.l.’s receivable towards Seller2 in the amounts of USD 40,000 and USD 122,000, respectively, in order to allow Romaco Inc. to partially repay its payable towards Seller2.
Based on the intercompany figures as of February 27, 2011 the aforementioned steps should result in a simplification of the overall intercompany receivables and payables structure between the Group Companies on the one hand side and the R&M Group companies on the other hand side as shown in Schedule 3.3.1, it being understood that such Schedule does not have any binding effect but shall only serve for the purpose of showing the intention of the Parties described in this clause 3.3.1. Further, the Sellers shall procure that Seller6 makes a capital injection to provide Romaco Inc. with such amounts necessary to fully repay its intercompany receivables prior to the Closing Date.

3.3.2	The Parties agree to treat all intercompany receivables and payables between a Group Company towards a R&M Group company arising from February 28, 2011 through the Closing Date accordingly in order to achieve that all intercompany receivables and payables between a Group Company and the R&M Group Companies is concentrated on the intercompany account with Seller2 and Sellers’ Guarantor. The amount of any intercompany receivables and payables from February 28, 2011 through the Closing Date as well as the amount of the Remaining InterCo Balance as of the Closing Date shall be determined by the Sellers immediately following the Closing Date. The Sellers shall notify the Buyers together with all reasonable and appropriate records and information required to verify the amount of the Remain-

ing InterCo Balances and any other intercompany receivables and payables settled according to clause 3.3.2 within twenty (20) Business Days after the Closing Date. The Buyers shall then provide such information to Ernst & Young to be reviewed and confirmed in parallel to the review and confirmation of the Closing Statement according to clause 7 and in order to allow an assumption of debt / transfer of title according to clause 3(i) and 3(ii) on the date the Closing Statement becomes final and binding according to clause 7.10. The assignments of debt / transfers of claims taking place in order to compensate any increasing / decreasing effect on the Purchase Price and such assumptions / transfers shall be stated in written agreements to be concluded on that date between Seller2 or Sellers’ Guarantor and the respective Buyer stating the final and binding amounts on such date.
3.3.3	Notwithstanding the principle set out in clause 3(i) and 3(ii) the Parties agree that the Romaco Debt and the Remaining InterCo Balance of Romaco S.r.l. shall not be assumed by Buyer2 but that
(a)	Seller2 will transfer the Romaco Debt from Seller2 to Seller5 between the date hereof and the Closing Date as well as the Remaining InterCo Balance towards Romaco S.r.l. following the Closing Date with the consent of Romaco S.r.l.;

(b)	Seller5 and Romaco S.r.l. shall on the Closing Date and subject to Closing taking place agree on a deferment of the Romaco Debt and the payment of Romaco S.r.l.’s Remaining InterCo Balance according to agreements corresponding in all material respects to the draft attached as Schedule 6.2.1(g); and

(c)	the corresponding amounts shall be payable by Buyer2 to Seller5 in the form of the Romaco Note and another note substantially in the form as the Romaco Note to be issued by Buyer2 as part of the purchase price for the Italian Shares.
3.3.4	The Parties agree that
(a)	any assumption of debt made by a Buyer in respect of a Remaining InterCo Balance being a receivable of a Group Company according to clause 3(i) shall economically be treated as a payment in kind made in consideration of (an Erfüllungs Statt) an increase of (i) the purchase price according to Schedule 3.1 (a) allocated to the Share(s) of the respective Group Company and (ii) (thereby) the purchase price for the Shares in total in the nominal amount of the assumed payable of Seller2 and/or Sellers’ Guarantor; and

(b)	any transfer of a claim of Seller2 and/or Sellers’ Guarantor to the respective Buyer in respect of a Remaining InterCo Balance being a payable of a Group Company according to clause 3(ii) shall economically be treated as a reduction of (i) the purchase price according to Schedule 3.1 (a) allocated to the Share(s) of the respective Group Company and (ii) (thereby) purchase price for the Shares in total in the nominal amount of the transferred claim of Seller2 and/or Sellers’ Guarantor.
3.4	Final and Binding Agreement on Intercompany Receivables and Payables

The Parties agree that the actual amounts of the intercompany receivables and payables and of the Remaining InterCo Balances shall be determined in parallel to the preparation of the Closing Statement and shall also be stated in the Closing Statement together with a description of the actions taken according to clause 3.3.1 and 3.3.2. Clause 7.3 through 7.8 shall apply accordingly.

4.	CONDITIONS TO CLOSING

4.1	Conditions Precedent to Closing

Closing is subject to and conditional on fulfilment of the conditions precedent (within the meaning of section 158 (1) of the Civil Code) set out below (“Conditions Precedent”):
4.1.1	any of the Buyers and/or the Sellers having received a written notice from the Federal Cartel Office, that it will not prohibit the acquisition according to section 36 Anti-Trust Act, or the relevant waiting periods pursuant to section 40 paragraph 1 and/or section 41 paragraph 2 Anti-Trust Act having expired without the transaction being prohibited by the Federal Cartel Office;

4.1.2	the Romaco Group having disposed of or liquidated the Excluded Companies according to agreements in compliance with the terms and conditions set out in Background (J);

4.1.3	no Material Adverse Change has occurred until and including the Closing Date.
4.2	Cooperation of Parties in relation to Conditions Precedent
4.2.1	Where fulfilment of any Condition Precedent requires a Party’s active involvement or assistance, or where a Party is capable of preventing its fulfilment, that Party shall use its reasonable endeavours to procure that the Condition Precedent is fulfilled as soon as practicable. The Parties shall use reasonable endeavours to cooperate with each other, and provide each other with all documents, information and assistance which it can be reasonably expected of the Parties to provide and to fulfil the Conditions Precedent. Nothing shall, however, require the Buyers to accept or propose any conditions of, or obligations to, competent competition authorities if merger control approval or clearance would only be granted by such competition authority under such conditions or obligations.
4.2.2	Each Party shall inform the other promptly upon its becoming aware that a Condition Precedent has been fulfilled. If no Material Adverse Change has occurred until and including the Closing Date the Buyers shall make the confirmation according to clause 6.2.2 (g) on the Closing Date.
4.3	Applications to Competent Authorities

Without prejudice to the generality of clause 4.2, the Buyers shall be responsible for dealing with all applications, approaches and submissions to, and requests and enquiries from, any Competent Authority required in connection with the fulfilment of the Condition Precedent according to clause 4.1.1 and (except for the Sellers’ internal and advisor’s cost) at its own cost. The Sellers shall promptly provide the Buyers with any information and assistance requested by the Buyers in connection therewith.

4.4	Costs related to Competent Authorities

The Buyers shall be responsible for, and shall pay all filing and other fees of the Competent Authorities in respect of any applicable anti-trust or merger control laws consents required for the consummation of the transactions contemplated by this Agreement.

4.5	Waiver of Conditions Precedent

The Buyers may waive the Condition Precedent set out in clause 4.1.2 and 4.1.3 above, by giving written notice of such waiver to the Sellers, in which case the waived Condition Precedent is deemed to be fulfilled for the purpose of this Agreement.

5.	RIGHT TO TERMINATE

5.1	Right to terminate
5.1.1	This Agreement may be terminated prior to Closing
(a)	by either any of the Sellers or any of the Buyers:
(i)	if the Condition Precedent set out in clause 4.1.1 above is not fulfilled or satisfied on or prior to June 30, 2011, provided that such right to terminate shall not be available to a Party whose failure to take any action required to fulfil or satisfy any such

Condition Precedent has resulted in the failure of such Condition Precedent to be fulfilled or satisfied (with each Seller deemed responsible for all other Sellers);

(ii)	pursuant to clause 6.3.2(c).
(b)	by any of the Buyers if the Conditions Precedent set out in clause 4.1.1 to 4.1.3 are not fulfilled or satisfied on or prior to June 30, 2011;

(c)	by any of the Buyers if a Material Adverse Change has occurred until and including the Closing Date.
5.1.2	Any termination of this Agreement must be made by notice to the other Party / Parties in accordance with the provisions of clause 22.

5.1.3	The termination rights under clause 5.1.1 are without prejudice to any right of termination or any other remedy which either Party may have prior to Closing, if any.

5.1.4	Subject to clause 31.4, neither Party shall have the right to rescind, avoid or otherwise terminate this Agreement in whole or in part on any grounds subsequent to Closing having occurred.
5.2	Legal consequences of termination

In the event of a termination of this Agreement under clause 5.1, no Party shall have any liability or responsibility to the others except that:
5.2.1	this clause 5, clause 1 and clauses 19 to 25 and 29 to 32 (in each case inclusive) shall survive any termination, without limit in time; and

5.2.2	a termination of this Agreement pursuant to clause 5.1 shall be without prejudice to any claim a Party has in connection with a breach by any other Party to this Agreement prior to the date of termination.
6.	CLOSING

6.1	Closing Date

Closing will take place at the offices of CMS Hasche Sigle in Frankfurt/Main, Germany and at the offices of CMS Adonnino Ascoli & Cavasola Scamoni in Rome, Italy on the fifth (5th) Business Day after the last of the Conditions Precedent according to 4.1.1 and 4.1.2 is satisfied or on such other date or at such other places as the Sellers and the Buyers may agree in writing (the “Closing Date”).

6.2	Closing actions

On the Closing Date:
6.2.1	the Sellers shall deliver to the Buyers:

(a)	written confirmation that the Conditions Precedent set out in clause 4.1.1 and 4.1.2 have been fulfilled;

(b)	the written resignations in the agreed form of all directors, managing directors (Geschäftsführer), members of the management boards (Vorstandsmitglieder) and members of the supervisory boards/board of directors (Aufsichtsratmitglieder, Collegio sindacale and Verwaltungsratsmitglieder) of the Companies and the Subsidiaries listed on Schedule 6.2.1 (b), such resignations to take effect at close of business on the Closing Date subject to Closing having occurred;

(c)	evidence in the agreed form, i.e. release statements, that the guarantees, indemnities and warranties given by the Companies and the Subsidiaries listed on Schedule 6.2.1 (c) have been released;

(d)	printed online account statements from each of the banks at which each Group Company maintains an account of the amount standing to the credit or debit of all such accounts as at the close of business on the last Business Day before Closing — followed by official account statements of the respective banks as soon as possible after the Closing Date;

(e)	evidence in the agreed form, i.e. statements from the cash pool leader and the Group Companies, that the participation of all Group Companies in R&M Group’s cash pool (including the respective pooling arrangements with the Group Companies’ banks) has been terminated with legal and economic effect as of the Closing Date at 00:01 CET, latest;

(f)	the clearance certificate of the National Social Security Institute (“INSS”) for Romaco do Brasil Ltda. together with reasonable evidence that outstanding fees and penalties in respect of social security payment obligations of Romaco do Brasil Ltda. have been fully paid and satisfied prior to the Closing Date;

(g)	copies of the agreements between Seller5 and Romaco S.r.l. on the deferment of the Romaco Debt and Romaco S.r.l.’s receivables constituting its Remaining InterCo Balance substantially in the form as attached as Schedule 6.2.1(g);

(h)	hand-over of the powers of attorney, hold-harmless letters and irrevocable instructions to Pinheiro Neto Advogados for the transfer of the Brazilian Shares as set out in clause 2.4;

(i)	evidence in a form reasonably satisfactory to the Buyers that effective as of the Closing, Romaco, Inc. will be released as a guarantor by the lenders under R&M Group’s credit facilities and that any security interest in Romaco, Inc.’s assets or pledge of capital stock of Romaco, Inc., i.e. the US Shares, has been terminated as of the Closing;

(j)	a certified copy of (i) a notarial deed a draft of which is attached as Schedule 6.2.1(j) recorded no later than on the Business Day immediately preceding the Closing Date according to which the articles of association of FrymaKoruma AG have been amended to the effect that the article 2 (3) of these articles is amended to allow FrymaKoruma AG to enter into transactions with affiliates, in particular to extend credit to, or grant security for liabilities of, affiliates and (ii) a duly signed application on such resolution filed to the competent commercial register prior to the Closing Date.
6.2.2	the competent Sellers, and with respect to clauses 6.2.2(c) through 6.2.2 (i) also the Buyers, shall:
(a)	cause the Romaco S.r.l. shareholders’ meeting to meet and (i) accept the resignation of the members of the board of directors and (ii) appoint with effect as of the Closing Date the administrative body pursuant to the written instructions that Buyer2 will deliver to Seller4 and Seller5 at least five (5) days prior to the Closing Date;

(b)	procure that all existing instructions and authorities to R&M Group’s bankers and Representatives are revoked, in particular all powers of attorney in respect of the cash pooling in R&M Group;

(c)	enter into the share transfer agreement as set out in Schedule 2.3.2 (a) regarding the US Shares and hand over to Buyer3 of the relevant share certificates for the US Shares duly endorsed by Seller6 in favour of Buyer3;

(d)	enter into the share transfer agreement before an Italian notary public regarding the Italian Shares as set out in Schedule 2.3.3 and with the irrevocable instruction by Seller5 to the Italian notary to effect and release the transfer deed and to file the transfer deed with the relevant companies registry upon Seller5’s written confirmation to the Italian notary that the Preliminary Purchase Price has been paid to the Sellers’ Account;

(e)	enter into the share transfer agreement regarding the Swiss Shares as set out in Schedule 2.3.4 and hand over to Buyer3 the relevant share certificate for the Swiss Shares;

(f)	issue the Romaco Note as set out in Schedule 6.2.2(f);

(g)	the Buyers shall confirm that no Material Adverse Effect has occurred;

(h)	the Buyers shall hand over to the Sellers the originals of the bank guarantees in order to secure the indemnification obligation of the Buyers concerning the Sellers’ Sureties as set out in clause 14 in the aggregate amount as shown in the overview of the Sellers’ Sureties that the Sellers will deliver to the Buyers at least three (3) days prior to the Closing Date; and

(i)	subject to the confirmation pursuant to clause 6.2.2(g) the Buyers shall pay the Preliminary Purchase Price in accordance with clause 3.2.2 concurrently with (Zug-um-Zug) the performance by the Sellers of their obligations set out in clauses 6.2.2(c), 6.2.2(d) and 6.2.2(e).
Immediately following receipt of the Preliminary Purchase Price the Sellers shall (i) confirm such receipt to the Buyers and the acting notary in writing and (ii) procure that a director of Romaco S.r.l. annotates the transfer of the Italian Shares in favour of Buyer2 in the shareholders ledger of Romaco S.r.l. and (iii) procure that a director of Romaco S.r.l. files the transfer with the competent Italian companies’ registry. Further, the Parties shall procure the annotation of the share ledger of Romaco Inc.

6.2.3	The Parties shall execute a closing memorandum substantially in the form of Schedule 6.2.3 (the “Closing Memorandum”). The Closing Memorandum shall serve solely as evidence that Closing has occurred and that the transfers set out in clause 2 have been completed. The execution of the Closing Memorandum shall not prejudice the rights of the Parties arising under or in connection with this Agreement or under Applicable Law.
6.3	Non performance of Closing Actions
6.3.1	If any Party (the “Performing Party”) has taken steps towards fulfilment of its obligations under clause 6.2, and this Agreement is subsequently terminated without Closing having occurred, then upon request of the Performing Party, the other Parties shall use reasonable efforts to fully restore the Performing Party’s position as if no such steps had been taken.

6.3.2	If any of the provisions of clause 6.2 above is not complied with in all material respects by the Buyers or the Sellers, then without prejudice to any other remedies available, the other Party shall be entitled, in its discretion, to:
(a)	effect Closing so far as practicable having regard to the defaults that have occurred; or

(b)	specify a new date for Closing (being a Business Day not more than twenty (20) Business Days after the date for Closing pursuant to clause 6.1, in which event the provisions of this clause 6 (except for this clause 6.3.2(b)) shall apply to Closing so deferred; or

(c)	terminate this Agreement, provided that such Party has previously invoked clause 6.3.2(b).
6.3.3	Neither Party shall be entitled to terminate this Agreement according to clause 6.3.2(c) following the execution of the Closing Memorandum.
7.	CLOSING STATEMENT

7.1	Preparation of Closing Statement

Following Closing, the Buyers shall instruct the management of each of the Group Companies to have the draft Closing Statement prepared on the basis of the interim financial statements of each Group Company as of the Closing Date and combined in accordance with the sample determination of the pro-forma combination of the Group Companies as of the Effective Date as set out in Schedule 1.1(c) and applying the principles set forth in clause 7.2 and submitted for approval to the Buyers. The Closing Statement shall be reviewed and confirmed according to the limited agreed upon procedures as set out in Schedule 7.1(b) by Ernst & Young at the costs of the Buyers. After its approval the Buyers shall submit to the Sellers the Closing Statement together with the following documents, all as approved by the Buyers, (which shall collectively be referred to as “Adjustment Reports”) within 60 Business Days after the Closing Date:
(a)	a report prepared by Ernst & Young on the Closing Date Net Working Capital of Romaco Group as of the Closing Date (“Working Capital Report”);

(b)	a report prepared by Ernst & Young on the Closing Date Financial Debt of Romaco Group as of the Closing Date (“Financial Debt Report”);

(c)	a report prepared by Ernst & Young on the Closing Date Cash of Romaco Group as of the Closing Date (“Cash Report”);

(d)	a statement signed by Ernst & Young containing a calculation of the Adjustment based on the Working Capital Report, the Cash Report and the Financial Debt Report; and

(e)	a report prepared by Ernst & Young on the Remaining InterCo Balances of the Group Companies as of the Closing Date and the means taken prior to the Closing Date to reduce all intercompany receivables and payables to the Remaining InterCo Balances (“Remaining InterCo Report”).
7.2	Accounting principles

The following accounting principles shall apply for the preparation of the draft Closing Statement:
7.2.1	in accordance with any specific provisions in this Agreement regarding the pro-forma combination of the financial statements of the Group Companies as of the Closing Date, the determination of the Adjustment, including the definition of Closing Date Net Working Capital, Closing Date Cash, Closing Date Financial Debt, and the Remaining InterCo Report;

7.2.2	on the basis of a physical stock-take carried out in accordance with the principles set out in Schedule 7.2.2 as at the Closing Date at which a representative of the Sellers and the Buyers shall be entitled to be present and in respect of which, the Buyers shall give the Sellers at least three (3) Business Days notice of the time and location;

7.2.3	on the same basis and using the same accounting principles, policies, capitalisation, election rights, valuation principles, classifications, procedures and practices consistently applied by the Sellers in preparing the Effective Date Accounts, including the same management judgements, estimation and valuation methodologies, definitions, treatments, forecasts and opinions as were made and given for the purposes of and reflected in the Effective Date Accounts so as to observe the principles of balance sheet continuity to the greatest extent permissible;

7.2.4	in accordance with the Accounting Guidelines; and

7.2.5	in accordance with US GAAP.
In the event of any conflict between the application of clauses 7.2.1 to 7.2.5 above, the provisions of those clauses shall be applied in the order of precedence in which they are set out so that, by way of example the application of clause 7.2.1 shall take precedence over clauses 7.2.2 to 7.2.5 (inclusive) and the application of clause 7.2.2 shall take precedence over clauses 7.2.3 to 7.2.5 (inclusive). For the avoidance of doubt, accounting principles, policies, capitalisation, election rights, valuation principles, classifications, procedures and practices consistently applied by the Sellers in preparing the Effective Date Accounts shall have no relevance if and to the extent they are not in compliance with US GAAP or the Accounting Guidelines.

7.3	Review of draft Closing Statement
7.3.1	Within twenty (20) Business Days of receipt by the Sellers of the Closing Statement and the Adjustment Reports (the “Review Period”), the Sellers shall notify the Buyers whether or not they accept the Closing Statement and if they do not accept the Closing Statement, specifying in reasonable detail those items or amounts which the Sellers do not accept and substantiating their grounds for objecting to them (the “Notice of Disagreement”). The

Sellers shall be deemed to have agreed with all items and amounts set out in the Closing Statement that are not subject to a Notice of Disagreement.
7.3.2	If the Sellers notify the Buyers that they accept the Closing Statement, or if they fail to notify the Buyers within the Review Period whether or not they accept the Closing Statement, such Closing Statement shall be the binding Closing Statement.
7.4	Access to information

The Buyers shall procure that the Sellers and its advisers are given reasonable access to any records or information of the Group Companies which the Sellers and its advisers may require for the purposes of reviewing the Closing Statement.

7.5	Appointment of Expert

Any dispute about the Closing Statement which remains unresolved thirty (30) Business Days after receipt by the Buyers of a Notice of Disagreement shall, at the written request of either the Buyers or the Sellers, be referred for final determination to PwC (the “Expert”) nominated jointly by the Buyers and the Sellers or, failing such nomination within ten (10) Business Days after such written request by either the Buyers or the Sellers, nominated by the requesting Party in the name and on behalf of the Buyers and the Sellers. The Expert shall act as expert, not arbitrator, and (in the absence of manifest error) his decision as to the subject matter of its determination shall be final and binding on the Parties.

7.6	Expert’s terms of appointment

The Parties shall instruct the Expert that he shall:
7.6.1	be entitled to determine the conduct of Proceedings and shall give the Sellers and the Buyers adequate opportunity to present their arguments;

7.6.2	be entitled to decide on the interpretation of this Agreement to the extent relevant for his decision;

7.6.3	render a written reasoned decision;

7.6.4	not reach a conclusion beyond the position of the Buyers as reflected in the Closing Statement and the position of the Sellers as reflected in the Sellers’ Notice of Disagreement (the difference between the positions of the Buyers and the Sellers hereinafter referred to as the “Disputed Sum”);

7.6.5	be entitled to take such advice in relation to matters outside his area of expertise from such third parties as he may reasonably consider necessary in order to reach his decision; and

7.6.6	use his best efforts to deliver his decision as soon as reasonably practicable but in any event no later than 60 days after the matter in dispute was referred to him.
The Sellers and the Buyers may instruct the Expert otherwise than as set out in clauses 7.6.1 to 7.6.6, provided that this is done by the Sellers and the Buyers jointly in writing.

7.7	Cooperation with Expert

The Sellers and the Buyers shall cooperate with and assist, and procure that their Representatives and the Group Companies and the Group Companies’ Representatives cooperate with and assist, the Expert in conducting his review (in each case, insofar as such cooperation and assistance is reasonable). This shall include providing the Expert with (i) the draft Closing Statement and any Notice of Disagreement, and (ii) all other documents and information requested by the Expert (and which the Parties could be reasonably expected to provide) in order to assist him to reach a decision. The Parties shall instruct the Expert (and the Expert is permitted) to promptly submit copies of all documents and information provided by the Sellers or the Buyers to the other Parties.

7.8	Dispute resolution

If, regardless of the reason, an Expert has not been appointed within three months after a Notice of Disagreement has been served, then either Party may invoke the dispute resolution procedure set out in clause 32 below in respect of any Dispute arising in connection with the Closing Statement. The Parties’ rights under this clause are without prejudice to any rights which either Party may have in respect of non-performance by the other Parties of any of its obligations in this clause 7.

7.9	Payments where a Notice of Disagreement is served

If the Sellers serve a Notice of Disagreement, then within five (5) Business Days of deemed receipt of the Notice of Disagreement under clause 22, the Buyers shall pay to the Sellers (in the event of a Positive Adjustment) or the Sellers shall pay to the Buyers (in the event of a Negative Adjustment) such amount on account of the Adjustment (together with interest in accordance with clause 3.2.6) as does not form part of the Disputed Sum. Such amount shall be paid by wire transfer in immediately available funds to the Sellers’ Account (in the case of a Positive Adjustment) or to an account details of which are to be notified by the Buyers to the Sellers no later than two (2) Business Days before the deadline for payment under sentence 1 of this clause 7.9 (in the case of a Negative Adjustment).

7.10	Date of binding Closing Statement

The date on which the Closing Statement shall become binding on the Sellers and the Buyers shall be:

7.10.1	if the Sellers notify the Buyers that they accept the Closing Statement, the date upon which the Sellers provide such notification;

7.10.2	if the Sellers do not notify the Buyers whether or not they accept the Closing Statement within the Review Period, upon expiry of the Review Period;

7.10.3	if the Sellers serve a Notice of Disagreement on the Buyers within the Review Period and the Parties subsequently agree the Closing Statement in writing, the date on which the Parties agree the Closing Statement in writing; and

7.10.4	if the Sellers serve a Notice of Disagreement on the Buyers within the Review Period and one of the Parties subsequently refers any dispute regarding the Closing Statement to an Expert, the date on which the Expert provides its reasoned written decision in accordance with clause 7.6.3 (subject to clause 7.10.3).
7.11	Intercompany receivables and payables

The Sellers shall procure and Sellers’ Guarantor shall exercise all corporate power to instruct any R&M Group company that the Closing Statement will be binding also on the R&M Group companies in respect of any intercompany receivables and payables between any R&M Group company and any of the Group Companies according to this clause 7.

7.12	Costs relating to Closing Statement

All costs incurred in reviewing and agreeing the Closing Statement incurred by the Sellers shall be borne by the Sellers and all costs incurred in preparing, reviewing and agreeing the Closing Statement incurred by the Buyers shall be borne by the Buyers.

7.13	Expert’s Fees

The fees of the Expert, and any third party which the Expert consults pursuant to clause 7.6.5 above, shall be borne by the Buyers and the Sellers in the inverse proportion to the extent to which the Expert decides in favour of such Party. By way of example, where the Expert renders a decision wholly in favour of the Sellers, then the Buyers shall pay 100% of the fees. Where the Expert renders a decision allocating 25% of the Disputed Sum to the Sellers, then the Sellers shall pay 75% of the fees.

7.14	Payment of the Adjustment

Subject to clause 7.9, the Adjustment, if any, shall be paid in accordance with clause 3.2.5 together with interest payable in accordance with clause 3.2.6.

8.	WARRANTIES

8.1	The Sellers warrant as joint debtors (Gesamtschuldner) to the Buyers (in the form of a warranty (Garantie) under section 311 (1) of the Civil Code) that each of the Sellers’ Statements is true and accurate as at the date of this Agreement or, as the case may be, any other date specifically referred to in the Sellers’ Statements (“Sellers’ Warranties”).

8.2	The scope and limits of the Sellers’ Warranties shall be determined by clause 9, which forms an integral part of that warranty (Bestandteil der Garantieerklärung). The Parties agree that none of the Sellers’ Warranties constitutes a warranty of the condition of the goods sold (Garantie für die Beschaffenheit einer Sache) as defined in section 443 of the Civil Code or section 444 of the Civil Code or an agreement as to the condition of the goods sold (Beschaffenheitsvereinbarung) as defined in section 434 (1) of the Civil Code with regard to any of the assets or rights sold and transferred in accordance with this Agreement and the agreements referred to in this Agreement and none of the Sellers’ Warranties shall be interpreted as such. On this basis, the Parties agree that section 444 of the Civil Code does not apply to any warranty contained in this Agreement including any of the Sellers’ Warranties.

8.3	Where any Sellers’ Statement is qualified as being limited to the Sellers’ knowledge, the Sellers’ Statement shall be deemed to be given to the best of the knowledge, information and belief (positive Kenntnis) and shall also comprise lack of knowledge due to gross negligence (grob fahrlässige Unkenntnis) of the persons listed in Schedule 8.3.

8.4	Each of the Sellers’ Warranties shall be separate and independent and (except as expressly otherwise provided) shall not be limited by reference to any other Sellers’ Warranty or by anything in this Agreement, provided, however, that any damage may only be claimed once.

8.5	The Sellers undertake to the Buyers to waive, and to procure that any other R&M Group company shall waive, any and all claims that the Sellers or any other R&M Group company might otherwise have against (i) the Romaco Group in total or any of its entities individually, (ii) the Romaco Group’s officers or employees or any of them to the extent a claim would exceed an amount of two annual gross salaries of the respective officer or employee in respect of any information that any such person has in any capacity supplied to the Sellers (or to the Buyers on behalf of the Sellers) in connection with this Agreement and the transactions envisaged by it.

9.	REMEDIES

9.1	In the event that any of the Sellers’ Warranties is untrue or inaccurate on the date of this Agreement or — to the extent Sellers’ Warranties are made as of the Closing Date

— becomes untrue or inaccurate up and until the Closing Date (in each case a “Breach”), the Sellers shall be obliged to put the Buyers and the Group Companies into the same position that they would have been in if the Sellers’ Warranties had been true and accurate or the terms of this Agreement had been performed (Naturalrestition) or, at the election of the Buyers, to pay damages for non-performance to the Buyers (kleiner Schadensersatz), or, at the Buyers’ request, to the Group Company concerned. For purposes of determining the liability of the Sellers for a Breach, only the actual losses incurred by the respective Group Company or the Buyers shall be taken into account, excluding (i) any loss of goodwill or reputational damage, (ii) any consequential damages (Folgeschäden), (iii) any lost profits (entgangener Gewinn), except for lost profits incurred by the Group Companies, (iv) any frustrated expenses (vergebliche Aufwendungen), or (v) any internal costs and expenses incurred by any of the Group Companies or the Buyers. It being understood between the Parties that all relevant damages shall be calculated on a Euro-for-Euro basis without any double-counting and that no Buyer may claim compensation for any reduction (Minderung) in enterprise value (Unternehmenswert) of a Group Company beyond the actual loss according to this clause 9.1.
9.2	All other legal remedies, other than those specified in clause 9.1 above, in relation to a Breach are hereby excluded. In particular, claims for or based on a reduction of the Purchase Price (Minderung), rescission (Rücktritt), other claims for defects according to section 437 of the Civil Code, culpa in contrahendo (section 311 of the Civil Code), positive breach of contract (section 280 of the Civil Code) (Schadensersatz wegen Pflichtverletzung) or frustration of contract (section 313 of the Civil Code) (Störung der Geschäftsgrundlage) shall be excluded except in the case of wilful misconduct. No claim of the Buyers under any provision of this Agreement other than one in respect of a Breach (originäre Vertragsansprüche) is intended to be limited or excluded by the terms of this clause. The provisions of this clause are subject to the provisions of clause 31.4.

9.3	In the event that after the Closing Date a Buyer becomes aware and following reasonable assessment of any circumstances that may reasonably likely give rise to a Claim, the Buyer concerned will give the Sellers written notice of such circumstances and the alleged breach or non-fulfillment of the respective Sellers’ Warranty in reasonable detail with such notice stating the nature thereof and the amount involved to the extent that such amount has been determined at the time when such notice is given. Without prejudice to the validity of the alleged Claim, the Buyer concerned shall allow, and shall cause the Group Companies to allow, the Sellers and its professional advisors to investigate the matter and whether and to what extent any amount is payable in respect of such Claim and, for such purpose, the Buyer concerned shall and shall cause the Group Companies to give such information and assistance, including reasonable access to the Buyers’ and the Group Companies’ prem-

ises and personnel and including the right to examine and copy or photograph the assets, accounts, documents and records as reasonably requested by the Sellers and at the Sellers’ costs.
10.	LIMITATION OF SELLER’S LIABILITY

10.1	De minimis

The Sellers are not liable for any claim under the Sellers’ Warranties or for a Breach (each a “Claim”):
10.1.1	unless and until the amount of such Claim (or series of Claims, the circumstances of which are related) exceeds EUR 100,000 (in words: one hundred thousand Euros); and

10.1.2	unless and until the amount of such Claim (or series of Claims, the circumstances of which are related) when aggregated with the amount of all other Claims against the Seller (and including any Claims excluded by clause 10.1.1) exceeds EUR 450,000 (in words: four hundred and fifty thousand Euros) (Freigrenze) in which event all of such Claim or Claims and not just the excess shall be recoverable under this Agreement.
10.2	Cap
10.2.1	The total amount to be paid by the Sellers under or in connection with all Claims together (except for Claims relating to title and capacity according to clause 1 and 2 of Schedule 1.1(d) shall not exceed an aggregate amount equal to EUR 7,500,000 (in words: seven million and five hundred thousand Euros), provided, however, that the aggregate liability of the Sellers for Sellers’ Warranties relating to title and capacity according to clause 1 and 2 of Schedule 1.1(d) shall be limited to an aggregate amount equal to the Purchase Price.

10.2.2	The overall liability of the Sellers in connection with all Claims as well as all claims under clauses 11 and 12 shall be limited to an aggregate amount equal to the Purchase Price.
10.3	Limitation period

Claims against the Sellers shall be statute barred as follows (the “Limitation Period”):
10.3.1	The liability of the Sellers in respect of any Claim for warranties to title and capacity according to clause 1 and 2 of Schedule 1.1(d) shall become time barred ten (10) years after the Closing Date.

10.3.2	The liability of the Sellers in respect of any other Claim under the Sellers’ Warranties shall cease eighteen (18) months after the Closing Date.

10.3.3	Section 203 of the Civil Code shall not apply, unless the Parties agree in writing that the Limitation Period shall be inhibited (gehemmt) on the basis of pending settlement negotiations.
10.4	Limitations on Liability

No liability shall attach to the Sellers in respect of any Claim to the extent that:
10.4.1	the facts forming the basis of the Claim are disclosed in a Sub-Schedule to Schedule 1.1(d) as can be reasonably expected to be disclosed under the respective Sellers’ Statement (either directly or by reference to another Sub-Schedule);

10.4.2	the matter to which the Claim relates has been taken into account in the Effective Date Accounts by way of a specific provision (spezifische Rückstellung) as explicitly listed on a case by case basis in Schedule 10.4.2, liability (Verbindlichkeit), exceptional depreciation (außerplanmäßige Abschreibung) or depreciation to reflect lower market values (Abschreibung auf den niedrigeren beizulegenden Wert);

10.4.3	the amount of the Claim has been or could have reasonably been recovered in respect of the same Losses and Expenses from a third party (other than from advisors of the Buyers) or under an insurance policy in force on the date hereof (in which case only the Losses and Expenses resulting from an increase of premiums to the insurer (Rückstufungsschaden) and the costs for legal advisors shall be recoverable);

10.4.4	any of the Buyers has participated in causing (mitverursacht) such Claim within the meaning of section 254 (1) of the Civil Code or has failed to comply with its duty to mitigate damages pursuant to section 254 (2) of the Civil Code;

10.4.5	the matter to which the Claim relates was actually known (positive Kenntnis) by the Buyers or any of its Representatives or DBAG or any of its Representatives on the date hereof. For the purpose of this Agreement, the Buyers (and any of its Representatives or DBAG and any of its Representatives) shall be deemed to have actual knowledge on the date hereof exclusively and only of the documents and information (i) contained and disclosed in the virtual data room provided by the Sellers via IntraLinks up to and including March 14, 2011, two electronic copies of which will be set aside and will be preserved by the acting notary for a period of five (5) years after the Closing Date in accordance with a joint instruction letter attached hereto as Schedule 10.4.5, or (ii) submitted by the Sellers or their

Representatives in written or electronic form to the Buyers prior to March 14, 2011 and in each case comprising all relevant facts pertaining to the matter to which the Claim relates. Section 442 Civil Code is hereby excluded;
10.4.6	the Claim results from, or is increased by, the passing of, or any change in, after the Closing Date, any Applicable Law; or

10.4.7	the procedures set forth in clause 9.3 were not observed and to the extent Sellers have been prejudiced by such non-compliance with the procedures set forth in clause 9.3 by the respective Buyer.
When calculating the amount of the liability of the Sellers under this Agreement, all actual monetary advantages in connection with the relevant matter shall be taken into account based on the principles of crediting corresponding benefits (Vorteilsausgleich) as determined by German non-appealable court decisions excluding, however, not-incurred expenses (ersparte Aufwendungen) and any deduction resulting from an exchange of old assets by new assets.

10.5	Recovery from third parties

To the extent that the Sellers compensate the Buyers under any Claim, all underlying claims the Buyers, or any of the Group Companies may have against any third party (except for any claim against Buyers’ advisors) in connection with the event underlying such Claim shall be assigned to the Sellers. In the event that an assignment of such claims is not possible or permissible for whatever reason, the Buyers shall, upon the Sellers’ request, put the Sellers economically in a position as if such an assignment had been effected. The Sellers shall take the economic interests of the Buyers and the Group Companies vis-à-vis any such third party into consideration and shall not take any measures under any assigned claim that would materially jeopardize the Buyers’ or the Group Companies’ business interests.

10.6	Payments made by the Sellers or the Buyers

For the purposes of any Taxation, any payment made by the Sellers to the Buyers in respect of a Claim under this Agreement shall constitute a reduction of the Purchase Price whereas any payment made by the Buyers in respect of a Claim under this Agreement shall constitute an increase of the Purchase Price.

10.7	Third Party Claims

In this clause, “Third Party Claim” means any claim made against any Buyer or a Group Company by a third party which could constitute a breach of the Sellers’ Warranties. The Buyers shall give the Sellers written notice as soon as reasonably practicable if it becomes aware of any Third Party Claim and the following principles shall apply in addition to clause 9.3:

10.7.1	The Buyers shall procure that the Sellers shall without undue delay be provided with all reasonably requested materials, information and assistance relevant in relation to the Third Party Claim and shall be given reasonable opportunity to comment or discuss with the Buyers any measures proposed to be taken or to be omitted in connection with a Third Party Claim.

10.7.2	No admission of liability shall be made by or on behalf of the Buyers or the Group Companies and the Third Party Claim shall not be compromised, disposed of or settled without the prior written consent of the Sellers not to be unreasonably withheld.

10.7.3	To the extent that the Sellers with respect to the Third Party Claim are in breach of a Sellers’ Warranty, all costs and expenses incurred by the Sellers in defending such Third Party Claim shall be borne by the Sellers; if and to the extent it turns out that the Third Party Claim was unsuccessful, any costs and expenses reasonably incurred by the Sellers in connection with the defence shall be borne by the Buyers except for internal costs and expenses of the Sellers.
10.8	Indemnification

For the avoidance of doubt, this clause 10 (except for clause 10.2.2 and 10.4.5 last sentence) shall not apply for indemnification and warranty claims under clauses 11 and 12.

11.	INDEMNITIES

11.1	Indemnities
11.1.1	The Sellers shall indemnify and hold harmless the Buyers, or at the election of the Buyers, the Group Company concerned (each an “Indemnified Party”) from and against any Losses and Expenses in connection with:
(a)	the civil law proceeding between Romaco S.r.l. and Axofin S.r.l. in respect of the demolishment of certain improvements of the former Unipac building in Via Podere La Vigna, Settimo Milanese pending on the date of this Agreement, except for any amounts specifically accrued for such lawsuit in the Effective Date Accounts and except for any fees and costs of legal counsel or experts;

(b)	any civil law proceeding between Romaco Inc. et. al. and Guy Chemical Company, Inc. resulting from Guy Chemical Company, Inc.’s complaints against the Group Companies concerned pending on the date of this Agreement;

(c)	any claim under or in connection with the letter of credit no. 338649 issued by Robbins & Myers, Inc. in the interest of Romaco S.r.l. and in favour of VIMA Impianti S.r.l. with an expiry date of April 12, 2011 in an amount of EUR 1,500,000 issued in favour of Zanchetta;

(d)	(i) any obligation of Romaco, Inc. and Romaco S.r.l. as a shareholder in the Excluded Companies incurred prior to the Closing Date and (ii) the liquidation / disposal of the Excluded Companies;

(e)	the sale and transfer agreement between Romaco S.r.l. as seller and VIMA Impianti S.r.l. as purchaser of all shares in Zanchetta S.r.l. dated April 12, 2007;

(f)	the asset and share purchase agreement dated February 28, 2006 between, among others, Romaco PT as seller and Coesia S.p.A. as purchaser of all shares in HAPA AG and all assets pertaining to the Laetus business;

(g)	any Taxes payable by Buyer1 in respect of the Sellers’ capital gain, if any, for the sale of the Brazilian Shares under Brazilian Tax laws;

(h)	the transfer of good will from Romaco Inc. to other R&M Group entities in the amount of about USD 5.4 million and other measures in order to reduce the intercompany payable of Romaco Inc. towards Sellers’ Guarantor from an amount or originally about USD 11 million to an amount of below USD 1 million at the Closing Date;
11.1.2	Any amount payable from the Sellers to the Indemnified Party under this clause 11 is due twenty (20) Business Days following a written notice of the Buyers to the Sellers providing sufficient evidence for the losses, damages, liabilities, costs and/or expenses incurred by the Indemnified Party.
11.2	Procedure
11.2.1	In case an Indemnified Party incurs any Losses and Expenses or other damages in connection with any of the circumstances described in clause 11.1.1(a) through (h) (an “Indemnification Event”), the Indemnified Party shall notify the Sellers in writing of the Indemnification Event (an “Indemnification Event Notice”) as soon as reasonably possible providing the Sellers with all material facts constituting the basis forming such Indemnification Event. The Indemnification Event Notice shall be accompanied by a copy of the written notice, if any, of the third party claimant to the Indemnified Party asserting the Indemnification Event, provided that the Sellers shall be relieved from any liability for indemnity under clause 11.1 to the extent that the procedures set forth in clause 11.2.2 were not observed by the

Indemnified Party, however, only to the extent the Sellers have been prejudiced by such non-compliance.
11.2.2	The Indemnified Party shall deliver to the Sellers copies of all notices and documents (including court papers), if any, received by the Indemnified Party relating to the Indemnification Event. If any legal or other proceeding against any Group Company has already been commenced (as stipulated in clause 11.1.1(a) and 11.1.1(b)), the Indemnified Party shall within ten (10) Business Days following the respective request of the Sellers deliver to the Sellers the complete documentation prepared in relation to such proceedings (in respect of any pre Closing documentation limited to such form and content existing and available as of the Closing Date), including any documents received by the opposing party and the court or other authority as well as all documents prepared by the Indemnified Party’s counsel or other persons acting for it in relation to the relevant Indemnification Event and the Sellers shall be entitled to directly communicate and discuss with any such persons the status of the proceedings in relation to any Indemnification Event.

11.2.3	In respect of the Indemnification Event set forth in clause 11.1.1(a) the Sellers shall have the right to cooperate with the Indemnified Party in the Indemnified Party’s defense against any such Indemnification Event at any time with counsel of its own choosing and at its own cost and expenses. In respect of all other Indemnification Events the Sellers shall have the right to defend against any such Indemnification Event (including the right to conduct any proceedings or settlement negotiations) at any time with counsel of its own choosing and at its own cost and expenses. In addition, the Sellers may request from an Indemnified Party to ensure that current counsel retained in any proceedings will report to the Sellers and act upon instructions of the Sellers and at Sellers’ costs. In their defense against any such Indemnification Event the Sellers shall take the reasonable business interests of the Buyers and the Group Companies into account. The Indemnified Party shall have the right to participate in the defense of any Indemnification Event (including the right to participate in any settlement negotiations) and to employ its own counsel (it being understood that the Sellers shall control such defense and settlement negotiations), at its own expense.

11.2.4	Prior to the time the Indemnified Party is notified of an Indemnification Event according to clause 11.1.1(b) through 11.1.1(h) by the Sellers as to whether the Sellers will assume the defense of an Indemnification Event, the Indemnified Party shall take all actions reasonably necessary to timely preserve the collective rights of the parties with respect to such Indemnification Event, including responding timely to legal process. If the Sellers shall decline to assume the defense of an Indemnification Event (or shall fail to no-

tify the Indemnified Party of its election to defend such Indemnification Event) within thirty (30) Business Days after the giving by the Indemnified Party to the Sellers of an Indemnification Event Notice with respect to an Indemnification Event, (x) the Indemnified Party shall defend against the Indemnification Event, and (y) the Sellers shall be liable to the Indemnified Party for all reasonable expenses incurred by the Indemnified Party in the defense of the Indemnification Event, including the reasonable fees and expenses of counsel employed by the Indemnified Party.
11.2.5	The Sellers and the Indemnified Party shall cooperate with one another in connection with any Indemnification Event. Such cooperation shall include, (i) providing records and information that are relevant to, or reasonably required for use in defending against, such Indemnification Event, (ii) permitting the other parties to copy any such records and information as reasonably necessary, and (iii) making employees and officers available, and permitting the other parties access to such employees and officers, on a mutually convenient basis to the extent necessary to provide additional information and explanation of any material provided hereunder and to provide testimony or other assistance, act as a witness, respond to legal process and to travel in order to fulfill any obligation arising hereunder.

11.2.6	The Indemnified Party shall not admit any liability, consent to the entry of judgment with respect to, or settle, compromise or discharge, such Indemnification Event without the Sellers’s prior written consent, not to be unreasonably withheld.
12.	TAX INDEMNITY

12.1	Tax Warranties

The Sellers warrant as joint debtors (Gesamtschuldner) to the Buyers (in the form of a warranty (Garantie) under section 311 (1) of the Civil Code) that each of the following statements (the “Sellers’ Tax Statements”) is true and accurate as at the date of this Agreement:
12.1.1	Each Group Company has timely, completely and correctly filed all (domestic and foreign) Tax returns that are or were required to be filed by or with respect to any of them, either separately or as a member of a group of corporations, pursuant to applicable legal requirements.

12.1.2	Each Group Company has completely and timely paid all Taxes when due, or, subject to applicable Local GAAP, made provision for the payment of all Taxes.

12.1.3	Except as disclosed in Schedule 12.1.3, no Tax audit investigation, dispute or other proceedings are pending in respect of any Group Company, and no Group Company has been notified in writing by any Tax authority that such authority intends to commence any such proceeding.

12.1.4	All Tax related records, except for immaterial records, (in particular, but not limited to, transfer pricing documentation) to be maintained by any of the Group Companies by law or any officially published view of the Tax authorities have been properly and completely stored by the respective Group Company and are up-to-date.

12.1.5	Neither the Sellers nor any of the Group Companies have taken any measures or entered into any transaction which may be regarded as resulting in a hidden profit distribution (verdeckte Gewinnausschüttung) or similar regulations under foreign tax legislation by the relevant Tax authorities. All intercompany transactions between any members of R&M Group and/or related persons and any Group Company and/or related persons have been entered into and performed at arm’s length and can sufficiently be documented vis-à-vis Tax authorities in order to be recognized by the Tax authorities.

12.1.6	All fiscal units (Organschaften) or similar Tax consolidation regimes under foreign Tax law between the Group Companies or between any of the Group Companies and the Sellers or an affiliate of the Sellers were valid and effective until their termination, have actually been performed and were accepted by the Tax authorities. In case of the termination of such fiscal unit and/or tax consolidation regime no retroactive negative Tax effect occurs.

12.1.7	To the Sellers’ knowledge, the Group Companies have not entered into any agreement, waivers or arrangement with any Tax authority except as disclosed in Schedule 12.1.7.
In the event that any of the Sellers’ Tax Statements is or becomes untrue or inaccurate on the date of this Agreement and the Closing Date (in each case a “Tax Breach”), the Sellers shall be obliged to put the Buyers and the Group Companies into the same position that they would have been in if the Sellers’ Tax Statements had been true and accurate or the terms of this Agreement had been performed (Naturalrestition) or, at the election of the Buyers, to pay damages for non-performance to the Buyers (kleiner Schadensersatz), or, at the Buyers’ request, to the Group Company concerned. Clauses 9.2 and 9.3 shall apply accordingly for a Tax Breach.

12.2	Tax Indemnity as of the Closing Date in respect of Romaco Inc.

The Sellers shall indemnify and hold harmless the Buyers or, at the Buyer’s sole discretion, the Group Companies from and against any Tax liability of Romaco Inc. for the Tax assessment and collection periods up to and including the Closing Date. Sentence 2 and 3 of clause 12.3 and clauses 12.4 through 12.7 shall apply accordingly.
12.3	Tax Indemnification as of the Effective Date

The Sellers shall indemnify and hold harmless the Buyers or, at the Buyers’ sole discretion, the Group Companies (excluding Romaco Inc.) from and against any Taxes of the Group Companies (excluding Romaco Inc.) that economically relate to an assessment and collection period or a date up to and including the Effective Date (“Additional Taxes”) even irrespective of whether or not the Taxes legally arise or become due prior to or after the Effective Date (the “Effective Date Tax”). In case the Effective Date Taxes economically relate to an assessment and collection period or a date up to and including the Effective Date in total, the Sellers shall fully indemnify and hold harmless the Buyers against such Taxes. In case the Effective Date Taxes economically relate to an assessment and collection period or a date up to and including the Effective Date in parts and also relate to an assessment and collection period or a date after the Effective Date, and provided, with regard to the relevant Tax, it cannot be identified specifically whether it arose prior to or after the Effective Date, the Sellers shall only indemnify and hold harmless the Buyers against such Taxes which relate to the time period prior to the Effective Date pro-rata temporis.

12.4	Limitations on Indemnification
12.4.1	The Sellers will not indemnify the Buyers or any of the Group Companies for any Taxes if and to the extent that
(a)	in the Effective Date Accounts an accrual or liability for Taxes has been accounted for, regardless of whether it was created for such Tax which gives rise to the indemnification claim, or

(b)	these Taxes result from changes of the accounting or taxation practice (including the practice of filing Tax returns) at the level of the relevant Group Company or a legal successor introduced after the Closing Date, or

(c)	these Taxes result from acts, declarations, omissions or other measures of the Buyers, the Group Companies or a legal successor after the Closing Date (particularly, changes to the option for tax purposes, termination of the fiscal unity, approval or implementation of reorganization measures or sale of assets), or

(d)	these Taxes are compensated or can be compensated by using statutory or contractual possibilities of valuable and enforceable recourse against third parties (excluding any of Buyers’ advisors), or

(e)	these Taxes can be set-off against net operating losses (Verlustvorträge) of the Group Company concerned existing with respect to the Additional Taxes for the relevant Tax period.
12.4.2	If, as a result of Additional Taxes to be reimbursed by the Sellers, in the period following the Effective Date lower Taxes or other actual Tax advantages arise at the level of one of the Group Companies, the Buyers, an entity affiliated to the Group Companies and/or the Buyers or a legal successor (“Tax Reduction Amount”), the net asset value of such Tax Reduction Amount is offset from the indemnification claim under clause 12.1 or shall be reimbursed immediately by using a discount rate of 5% p.a. thereon.
12.5	Refunds

The Buyers agree to pay to the Sellers as additional cash payment the following Tax refunds, Tax benefits and amounts:
(a)	all Tax refunds for the benefit of the Group Companies that relate to an assessment and collection period or a date up to and including the Effective Date, and

(b)	the remaining lower Taxes or other Tax advantages under clause 12.4.2 to the extent it cannot be offset against Additional Taxes except for any Tax refund claims shown in the Effective Date Accounts.

12.6	Payments
12.6.1	Any amount payable from the Sellers to the Buyers or any of the Group Companies under this clause 12 shall become due ten (10) Business Days following a written notice of the Buyers to the Sellers providing sufficient evidence for the amount of the Additional Taxes. In no event will the Sellers be obliged to pay earlier than five (5) Business Days before relevant due date of the Taxes.

12.6.2	The Buyers shall pay to the Sellers (i) any Tax refund relating to the Group Companies and clearly attributable to Tax for which the Buyers have actually been indemnified by the Sellers or (ii) any Tax refund payable to the Sellers according to clause 12.5 within ten (10) Business Days following the receipt of the relevant Tax refund or credit by the Buyers or any of the Group Companies.
12.7	Cooperation
12.7.1	The Buyers shall cause the Group Companies to handle all Tax matters that could reasonably be expected to result in Additional Taxes in cooperation and consultation with the Sellers and the Buyers shall ensure that no binding statement (whether by filing Tax returns, giving official comments or oth-

erwise) shall be made to the Tax authorities to the extent that such statements relate to an Additional Tax without prior written consent of the Sellers, not to be unreasonably withheld.
12.7.2	Following the Closing Date, the Buyers shall, or shall cause the Group Companies, to:
(a)	submit as promptly as practical, but at least twenty (20) Business Days prior to filing any Tax returns relating to Tax collection and assessment periods that could give rise to Additional Taxes to the Sellers for their written approval; and

(b)	inform the Sellers in writing within ten (10) Business Days after receipt by the Buyers, the Group Companies or their legal successors, but in any event at least five (5) Business Days prior to the expiry of any relevant objection period (Einspruchs- oder Klagefrist) or any other Tax relevant period of any notice from a Tax audit and of all Tax assessments or other Tax matters (e. g. all correspondence with the Tax authorities) relating to collection and assessment periods that could give rise to Additional Taxes (“Tax Procedure”).
12.7.3	The Sellers have the right to participate in and to control, at their own cost and expenses, by themselves or through a qualified advisor, all Tax Procedures to the extent material interests of the Buyers and the Group Companies are reasonably recognized. If necessary to represent the Group Companies, the Buyers or their legal successors in connection with a Tax Procedures, the Buyers or their legal successors shall immediately grant to the Sellers or their qualified advisor a power-of-attorney or cause the Group Companies or their legal successors to grant such power-of-attorney. The Buyers and their legal successors shall be obliged to cooperate with the Sellers and to cause the Group Companies or their legal successors to cooperate at all stages. Clause 10.7.3 shall apply accordingly.

12.7.4	The Sellers shall be relieved from any liability to indemnity for Taxes that may exist hereunder to the extent that the procedures set forth in this clause 12.7 were not observed by the Indemnified Party and to the extent the Sellers have been prejudiced by such non-compliance.
12.8	Limitation period

Any claim of the Buyers under clause 12.1 shall become time-barred upon expiration of six (6) months after the final, binding and non-appealable (bestandskräftig) assessment for the respective Tax. In case of a Tax which is not subject to an assessment the respective Tax shall become time-barred upon expiration of six (6) months after the Buyers have informed the Sellers in writing about the respective claims.

13.	CONDUCT OF BUSINESS UNTIL CLOSING

13.1	Except as set forth in the remaining provisions of this Agreement, in particular clause 3.3, from the date of this Agreement up to and including the Closing Date, to the extent permissible under Applicable Law or other Regulatory Requirements:
13.1.1	the Sellers shall procure that the Business will be carried on in the ordinary course consistent with past practice and that all assets are preserved and treated in the ordinary course consistent with past practice;

13.1.2	the Sellers shall procure that none of the Group Companies incurs any indebtedness outside the ordinary course of business that would qualify as Closing Date Financial Debt;

13.1.3	the Sellers shall procure that none of the Group Companies sells any non-required business assets (nicht betriebsnotwendiges Vermögen) outside the ordinary course of business or with a consideration exceeding EUR 25,000;

13.1.4	the Sellers will keep the Buyers promptly and fully informed in relation to the Business, and the financial position and/or assets of the Romaco Group;

13.1.5	the Sellers will procure that neither any Company nor any of the Subsidiaries will (except in accordance with a prior waiver given by the Buyers) do, suffer or permit to be done or agree to do any of the matters referred to in Schedule 13.1.5 (Conduct of Business Prior to Closing) or anything else which is of an important nature; and

13.1.6	the Sellers will procure that neither any Company nor any of the Subsidiaries will (except in accordance with a prior waiver given by the Buyers) do, suffer or permit to be done or agree to do any matter or action that neither a Sellers’ Statement nor a Sellers’ Tax Statement would, if given as of the Closing Date, become untrue or inaccurate until and including the Closing Date.
13.2	The Sellers shall provide reasonable efforts, except for granting any economic advantages, that the employment relationship with Mr. G. Kedgley who is currently employed with Pfaudler-Balfour, a unit of Seller4, is transferred to Romaco PT or any other Group Company designated in writing by the Buyers to the Sellers or enters into a new employment agreement with such company prior to the Closing, however not later than four (4) weeks following the Closing Date.

14.	RELEASE FROM THE SELLERS GUARANTEES

The Buyers shall provide best efforts that within three (3) months after the Closing Date, the Sellers and other entities of the R&M Group shall be released from any liabilities and obligations under sureties, guarantees, comfort letters and similar in-

struments which they have — directly or indirectly through third parties, e.g. banks, - issued or provided for the benefit of third parties in order to secure obligations of the Group Companies (the “Sellers’ Sureties”). A list of the Sellers’ Sureties as per February 28, 2011 that is complete in all material respects as of such date and that shall be updated by the Sellers and provided to the Buyers no later than three (3) days prior to the Closing Date is attached as Schedule 14 (a). If and to the extent the respective Sellers and the respective entity of the R&M Group cannot be effectively released from any and all obligations under the Sellers’ Sureties as of the Closing Date, the Buyers shall indemnify the respective Sellers and entity of the R&M Group from any claim under the Sellers’ Sureties and hold them harmless against any damages and costs resulting therefrom, however, only if and to the extent Sellers’ Sureties pertain to the Business. This indemnification obligation by the Buyers shall be secured by bank guarantees (Bankbürgschaften) in favour of R&M Group substantially in the form as attached as Schedule 14(b) hereto. The Buyers are entitled to provide a bank guarantee (Bankbürgschaft) for those guarantees listed on page 1 of Schedule 14 (a) under no. 1 through 5 and two additional bank guarantees for all other Sellers’ Sureties as listed on the update of Schedule 14 (a) to be provided by the Sellers pursuant to clause 6.2.2 (h) each securing 50% of the outstanding amount of these other Sellers’ Sureties.
15.	NON-SOLICITATION AND NON-COMPETITION

15.1	The Sellers undertake for a period of two (2) years from the Closing Date not to solicit, and to procure that no Affiliate of the Sellers solicits, any Key Employees without the prior consent of the Buyers.

Nothing shall, however, prevent the Sellers or any Affiliate of the Sellers from hiring any Key Employee:
15.1.1	who applies for any position with the Sellers or any Affiliate of the Sellers (without solicitation by the Sellers or any Affiliate of the Sellers) that is advertised publicly;

15.1.2	whose employment or position has been terminated by the relevant Group Company member for any reason after the Closing Date.
15.2	Within the territory on which Romaco Group has offered its products and services offered by Romaco Group prior to the Closing Date, the Sellers undertakes for a period of two (2) years from the Closing Date not to carry on any business that directly competes with the Business without the prior written consent of the Buyers.

This restriction shall not apply to:

15.2.1	shareholdings held for financial investment purposes only unless such investment grants the Sellers, directly or indirectly, management functions or any material influence in the entity in which such shareholding is held; and

15.2.2	the marketing, sale and distribution of any of the Chemineer products or product categories of any of the Sellers, that the respective Seller is marketing, selling or distributing on the date of this Agreement.
16.	CARVE-OUT ACTIONS, NAMES

The Parties agree that neither the Excluded Companies nor any other member of R&M Group shall retain any rights, titles and interest in the business names Romaco, FrymaKoruma, Noack, Siebler, Macofar and Promatic of the Group Companies as well as the trade names “Romaco” and “FrymaKoruma” (business names and trade names hereinafter the “Names”) and that the Names are part of the sale and purchase under this Agreement. Accordingly, the Sellers and the Sellers’ Guarantor each undertake towards the Buyers and the members of Romaco Group that the Excluded Companies and all other members of R&M Group using any of the Names stop using the Names and any reference thereto within three (3) months following the Closing Date, whereby the Parties are in agreement that the dissolved members of the R&M Group — currently in liquidation — do not “use” the Names for the purpose of this Agreement any more, provided that the liquidation process is completed within 24 months following the Closing Date and that these entities are not re-activated. To the extent any Excluded Company — not currently in liquidation — or any member of R&M Group is legally entitled to or otherwise using any of the Names the Sellers and the Sellers’ Guarantor shall each (i) procure that the respective entity transfers to Buyers or any other entity nominated by Buyers all such Names and terminates any licence agreements pertaining to the use of any such Names free of any consideration and at its own cost and (ii) procure that no use of the Names in anyway adversely affecting the Buyers and Romaco Group occurs by those entities (including the Sellers and the Sellers’ Guarantor) as of the date hereof.

17.	GUARANTEE BY SELLERS’ GUARANTOR

17.1	The Sellers’ Guarantor hereby warrants (garantiert) in the meaning of section 311 (1) of the Civil Code to the Buyers due fulfilment of the Sellers’ obligations under this Agreement, for the avoidance of doubt including the Romaco Debt and the debt pursuant to clause 6.2.1(g).

17.2	The Sellers’ Guarantor and the Sellers shall be jointly and severally liable (Gesamtschuldner) for all the obligations of the Sellers under this Agreement, for the avoidance of doubt including the Romaco Debt and the debt pursuant to clause 6.2.1(g).

18.	CO-OPERATION

18.1	Each Party shall co-operate, at its own cost and expense, with the others on the request of another Party to give full effect to this Agreement.

18.2	In addition, each Party shall execute such documents and take such further actions as may be reasonably requested by the other Party to carry out the provisions of this Agreement and the transactions contemplated in this Agreement, and to obtain in a timely manner all necessary waivers, consents and approvals to effect all necessary registrations and filings.

18.3	During the three (3) years following Closing and with regard to Taxes up until the expiration of the limitation periods in clause 12.8, the Buyers will (i) procure that the Group Companies keep all books and records relating to the period ending at Closing (“Pre-Closing Files”), and (ii) at the Sellers’ expense and on reasonable notice, procure that the Sellers and their agents and advisers are given access during normal business hours to the Pre-Closing Files and are permitted to take copies of them, for the purpose of the Sellers’ compliance with the requirements of any Competent Authority or any Applicable Law.

18.4	The Buyers shall procure that the Group Companies against at-cost indemnification by the Sellers reasonably support the Sellers in the liquidation of the members of the R&M Group that are in liquidation on the date of this Agreement or will be liquidated in connection with the transactions contemplated hereunder following the Closing Date until these liquidations have finally been effected.

18.5	In the event that any business partner of a Group Company, in particular any customer, makes any payment to any account of the Sellers, Sellers’ Guarantor or any Affiliate of the Sellers’ Guarantor following the Closing Date, the Sellers and the Sellers’ Guarantor shall and shall procure that the respective Affiliate without undue delay, however, within five (5) Business Days of receipt of such payments, forward such payment free of costs and charges for the Sellers, Sellers’ Guarantor or any Affiliate of the Sellers’ Guarantor to the Group Company concerned and to inform such company of the respective payment by an e-mail to the managing director of the respective company. The same shall apply in case any bonds or other instruments are issued in favour of the Sellers, the Sellers’ Guarantor or any of their Affiliates that pertain to the business of the Group Companies and become payable after the Closing Date.

18.6	The Sellers shall hold Romaco PT free from fifty per cent (50%) of any external costs caused by the execution of additional documents and the performance of all additional acts necessary to perfect the assignment of the trademarks and to register Romaco PT as holder of the trademarks assigned and transferred to Romaco PT under the agreements with Seller1 and Seller6 dated January 28, 2011 regarding certain trademarks, i.e. the word mark “ROMACO” and the stylised mark “R”, and the pat-

ent assigned and transferred with agreement dated March 15, 2011. Further the Sellers shall provide all reasonably required assistance to Romaco PT and the Buyers in order to perfect the registration of all trademarks transferred to Romaco PT under the agreements dated January 28, 2011 as well as the patent transferred with the agreement dated March 15, 2011.
18.7	Within ten (10) Business Days following the preparation of the financial statements for the period immediately prior to the Closing Date, the Sellers shall provide, at their own cost, an extract of the Group Companies’ historical data in a single Excel file or set of Excel files that is useable independently from the financial reporting and consolidation system currently used by the R&M Group. Further, the Sellers shall provide the Group Companies already prior to the Closing Date with such historical data prior to February 27, 2011 that is reasonably requested by the Group Companies to establish the new financial reporting system.

19.	COSTS AND EXPENSES

19.1	Each Party shall pay its own costs and expenses in relation to the negotiation, preparation, execution and performance of this Agreement.

19.2	The Buyers shall pay all costs relating to or arising from the notarisation of this Agreement and the Reference Deeds.

20.	THIRD PARTY RIGHTS

20.1	Subject to clause 20.2 below, this Agreement and the documents referred to in it are made for the benefit of the parties to them and their successors and permitted assigns, and are not intended to be enforceable by any other person.

20.2	The provisions of clause 8.5 shall be enforceable by Romaco Group, its officer’s and employees, as well as the Buyers.

21.	CONFIDENTIALITY, ANNOUNCEMENTS

21.1	Each Party shall keep confidential and shall procure that each and every Affiliate of such Party keeps confidential:
21.1.1	the negotiations relating to and concerning this Agreement;

21.1.2	the subject matter and terms and conditions of this Agreement;

21.1.3	in the case of the Sellers:
(a)	all confidential information of the Buyers and its Affiliates made available to the Sellers by the Buyers in the course of the negotiations preceding the signing of this Agreement; and

(b)	all information relating to Romaco Group; and
21.1.4	in the case of the Buyers, all confidential information of the Sellers and its Affiliates and Romaco Group made available to the Buyers by the Sellers its Affiliates or representatives in the course of the negotiations preceding the signing of this Agreement, provided that nothing in this clause 21.1.4 shall require the Buyers to keep any information relating to Romaco Group confidential once Closing has occurred.
21.2	Either Party may disclose any information that it is required to keep confidential under this clause 21:
21.2.1	to such employees, professional advisers, consultants, banks providing financing for the sale of the Shares or officers of itself and its shareholders and any Affiliate of such Party as is reasonably necessary to advise on this Agreement, or to facilitate the transactions provided for in this Agreement, provided the disclosing Party procures that any person to whom the information is disclosed keeps it confidential and adheres to the provisions of this clause 21 as if it were that Party; or

21.2.2	with the other Party’s written consent; or

21.2.3	to the extent that the disclosure is required:
(a)	by Regulatory Requirements;

(b)	by a Competent Authority;

(c)	by Applicable Law;

(d)	to make any filing with, or obtain any authorisation from, a Competent Authority in connection with the transactions contemplated by this Agreement; or

(e)	to protect the disclosing Party’s interest in any legal proceedings;
but will use reasonable endeavours to consult the other Party and to take into account any reasonable requests it may have received in relation to the disclosure before making it.
21.3	Each Party must supply the other with any information about itself, any Affiliate of such Party, its business or this Agreement as the other may reasonably require for the purposes of satisfying any Regulatory Requirements or requirements of any securities exchange to which the requiring Party or Affiliate is subject.

21.4	The provisions of this clause 21 will continue to have effect for the period of five (5) years from the Closing Date.

21.5	No Party shall make any formal press release or other public announcement in connection with this Agreement except:

21.5.1	an announcement in a form agreed by the Buyers and the Sellers; and

21.5.2	any announcement required by any applicable Regulatory Requirements (provided that, unless such consultation is prohibited by Regulatory Requirements, it is made only after consultation with the Buyers or the Sellers, as the case may be).
21.6	The provisions of the Confidentiality Agreement are hereby terminated, provided that such termination shall be without prejudice to any claims of either Party which have arisen under the Confidentiality Agreement prior to the date hereof.

22.	NOTICES AND COMMUNICATIONS

22.1	Any notice to be given under this Agreement shall be in writing and shall either be delivered by hand or facsimile transmission. Delivery by courier shall be regarded as delivery by hand.

22.2	Notices must be sent to the address of the relevant Party referred to in this Agreement or the facsimile number set out below or to such other address or facsimile number as may previously have been notified to the sending Party in accordance with this clause. Each communication shall be marked for the attention of such person as is set out below, or has previously been notified to the sending Party in accordance with this clause the “relevant person”.

If to (one or more of) the Sellers, to: Robbins & Myers, Inc.

Address:	51 Plum Street, Suite 260, Dayton, Ohio 45440, USA
Phone:	+1 937 4586635
Fax:	+1 937 458 6655
E-mail:	Chris.Hix@robn.com
Attention:	Chief Financial Officer
with a copy to: Thompson Hine LLP

Address:	2000 Courthouse Plaza N.E., 10 W. Second Street, Dayton, Ohio 45402, USA
Phone:	+1 937 4436842
Fax:	+1 937 4436635
E-mail:	Linn.Harson@ThompsonHine.com
Attention:	Linn S. Harson

If to Buyer1 to:

Address:	Kleine Wiesenau 1, 60323 Frankfurt am Main, Germany
Phone:	+49 69 95787235
Fax:	+49 69 957875235
E-mail:	Jochen.Baumann@deutsche-beteiligung.de
Attention:	Jochen Baumann
If to the Buyer2 to:

Address:	Via Saragozza, 12 CAP 40123, Bologna (BO), Italy
Phone:	+49 69 95787235
Fax:	+49 69 957875235
E-mail:	Jochen.Baumann@deutsche-beteiligung.de
Attention:	Jochen Baumann
If to Buyer3 to:

Address:	Kleine Wiesenau 1, 60323 Frankfurt am Main, Germany
Phone:	+49 69 95787235
Fax:	+49 69 957875235
E-mail:	Jochen.Baumann@deutsche-beteiligung.de
Attention:	Jochen Baumann
For each notice to a Buyer with a copy to:

Address:	Deutsche Beteiligungs AG, Kleine Wiesenau 1, 60323 Frankfurt am Main, Germany
Phone:	+49 69 95787309
Fax:	49 69 957875309
E-mail:	Rolf.Scheffels@deutsche-beteiligung.de
Attention:	Dr. Rolf Scheffels
and to

Address:	CMS Hasche Sigle, Barckhausstraße 12 - 16, 60325 Frankfurt am Main, Germany
Phone:	+49 69 71701226
Fax:	+ 49 69 7170140542
E-mail:	Hendrik.Hirsch@cms-hs.com
Attention:	Dr. Hendrik Hirsch

If to the Sellers’ Guarantor, to: Robbins & Myers, Inc.

Address:	51 Plum Street, Suite 260, Dayton, Ohio 45440, USA
Phone:	+1 937 4586635
Fax:	+1 937 458 6655
E-mail:	Chris.Hix@robn.com
Attention:	Chief Financial Officer
with a copy to: Thompson Hine LLP

Address:	2000 Courthouse Plaza N.E., 10 W. Second Street, Dayton, Ohio 45402, USA
Phone:	+1 937 4436842
Fax:	+1 937 4436635
E-mail:	Linn.Harson@ThompsonHine.com
Attention:	Linn S. Harson
22.3	Notices of the Sellers shall only be made by all Sellers acting jointly. Seller1 shall be entitled to act on behalf of each individual Seller and Sellers’ Guarantor vis-à-vis the Buyers and shall in particular be entitled to make or receive any notice under this Agreement on behalf of each individual Seller and the Sellers’ Guarantor and the Sellers and the Sellers’ Guarantor jointly.

22.4	Notices to the Buyers shall only be made to all Buyers jointly. Buyer3 is hereby entitled to act on behalf of each individual Buyer vis-à-vis the Sellers and Sellers’ Guarantor and shall in particular be entitled to make or receive any notice under this Agreement on behalf of each individual Buyer or the Buyers jointly.

22.5	A communication shall be deemed to have been received:
22.5.1	if delivered by hand or courier company, at the time of delivery; and

22.5.2	if sent by facsimile, at the time of completion of transmission by the sender.
If under this clause a notice would be deemed to have been received outside normal business hours (being 9:30 a.m. to 5:30 p.m. on a Business Day) in the time zone of the territory of the recipient then the notice will be deemed to have been received at the next opening of business hours in the place of receipt.

22.6	For the purpose of this Agreement:

22.6.1	The words “notify” and “notification” in this Agreement shall, when referring to notifications as between the Parties to this Agreement (or their Representatives), mean notify or notification in writing in accordance with this clause 22.

22.6.2	Any reference to “writing” or “written” includes faxes and any legible reproduction of words delivered in permanent and tangible form (but does not include e-mail).
22.7	In proving receipt of the notice, it shall be sufficient to show that delivery by courier was made or that the facsimile was despatched and a confirmatory transmission report received.

22.8	Notwithstanding the provisions of clauses 22.5 and 22.7 above, the Parties may prove receipt of a notice under this Agreement in any other way admissible.

22.9	A Party may notify the other Parties of a change to its name, relevant person, address or facsimile number for the purposes of this clause and notification shall be effective on:
22.9.1	the date specified in the notification as the date on which the change is to take place; or

22.9.2	if no date is specified or the date specified is less than five (5) Business Days after the date on which notice is deemed to have been served, the date falling five (5) Business Days after notice of any such change is deemed to have been served.
22.10	For the avoidance of doubt, the Parties agree that the provisions of this clause do not apply to the service of any writ, summons, order, judgement or other document relating to or in connection with any legal proceedings.

23.	LANGUAGE AND INTERPRETATION

23.1	This Agreement and all notices or formal communications under or in connection with this Agreement shall be in English.

23.2	References to any German legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, organisation, body, official or any legal concept, state of affairs or thing shall in respect of any jurisdiction other than Germany be deemed to refer to and include that action, remedy, method of judicial proceeding, legal document, legal status, court, organisation, body, official, legal concept, state of affairs or thing which most nearly approximates in that jurisdiction to the German legal term.

23.3	Where a German term has been inserted after an English term in italics, the German term alone shall be authoritative for the purpose of interpreting such English term, without regard to any other interpretation of the English term.

23.4	The table of contents and headings and sub-headings of this Agreement are for convenience only and shall not affect the construction of this Agreement.

23.5	Unless the context otherwise requires, words denoting the singular shall include the plural and vice versa and references to any gender shall include all other genders. References to any person (which for the purposes of this Agreement shall include individuals, bodies corporate, unincorporated associations, partnerships, governments, governmental agencies and departments, statutory bodies or other entities, in each case whether or not having a separate legal personality) shall include the person’s successors.

23.6	The words “other”, “include”, “including” and “in particular” do not connote limitation in any way.

24.	NO ASSIGNMENT

Other than to any Affiliate of any Party and to the banks of the Buyers financing the transactions contemplated under this Agreement, neither Party may assign, transfer, charge or deal in any way with the benefit of, or any of their rights under or interest in, this Agreement, without the prior written consent of the other Parties.

25.	NO SET-OFF OR RETENTION

Except as otherwise provided in this Agreement, no Party shall be entitled (i) to set-off (aufrechnen) any claims it may have under this Agreement against any claims any other Party may have under this Agreement or (ii) to refuse to perform any obligation it may have under this Agreement on the grounds that it has a right of retention (Zurückbehaltungsrecht) unless the rights or claims of the Party claiming a right of set-off (Aufrechnung) or retention (Zurückbehaltung) are not disputed by the other Parties or have been confirmed by final decision of a competent court (Gericht) or arbitral tribunal (Schiedsgericht) or — if claimed in legal proceedings — a decision on the rights and claims of the Party can be taken in the last oral hearing.

26.	NOTIFICATION TO THE COMMERCIAL REGISTER

26.1	With respect to section 40 (2) of the Limited Liability Companies Act, the Sellers undertake vis-à-vis Buyer1 without undue delay, but in any case within three (3) Business Days, to give written notice (telefax being sufficient) to the certifying notary that Closing has occurred. Buyer1 undertakes without undue delay, but in any case within three (3) Business

Days, to give written notice (telefax being sufficient) to the certifying notary that Closing has occurred.
26.2	Following Closing, Seller 1, Seller 2, Seller 3 and Seller 4 undertake vis-à-vis Buyer1 not to act as Romaco PT’s shareholder any more until the shareholders’ list submitted to the commercial register by the notary has been included (aufgenommen) in the commercial register (section 16 (1) sentence 1 of the Limited Liability Companies Act).

27.	CONSENT TO OBJECT TO SHAREHOLDERS’ LIST

With effect as of Closing, Seller 1, Seller 2, Seller 3 and Seller 4 approve (bewilligen) the filing of an objection (Zuordnung eines Widerspruchs) to the current shareholders’ list of Romaco PT according to Section 16 (3) 3 of the Limited Liability Companies Act in favour of Buyer1. Buyer1 may apply with the competent commercial register for the entry of this objection. The Sellers also approve (bewilligen) the subsequent deletion (Löschung) of such objection once Buyer1 is entered as new shareholder into the updated shareholders’ list.

28.	SHAREHOLDER RIGHTS, POWER OF ATTORNEY

28.1	The Parties are aware that Buyer1 is not entitled to exercise the shareholder rights towards Romaco PT until the shareholders’ list in which it is named as new shareholder is entered in the commercial register.

28.2	With effect as of Closing, Seller 1, Seller 2, Seller 3 and Seller 4 therefore grant Buyer1 unrestricted and irrevocable power of attorney, in conjunction with the right to grant power of attorney to third parties, to represent it when exercising all and any rights and powers to which it is entitled as shareholder of Romaco PT, in particular to adopt shareholders’ resolutions including any amendment to the articles of association of Romaco PT. The power of attorney shall lapse on entry of the updated shareholders’ list in which Buyer1 is named as shareholder of the Company in the commercial register pursuant to section 16 (1) of the Limited Liability Companies Act.

29.	AMENDMENT AND WAIVER

29.1	Any amendment or variation of this Agreement must be (a) in writing and signed by or on behalf of all Parties and (b) notarised if so required under German or other Applicable Law. This shall equally apply to any amendment or variation of the terms set out in the preceding sentence.

29.2	A waiver of any right under this Agreement is only effective if it is in writing and it applies only to the person to which the waiver is addressed and the circumstances for which it is given. This shall equally apply to any waiver of the provisions of the preceding sentence.
29.3	A person that waives a right in relation to one person, or takes or fails to take any action against that person, does not affect his rights against any other person.

29.4	The failure or delay by a Party in exercising any right or remedy under or in connection with this Agreement will not constitute a waiver of such right or remedy.

29.5	No waiver of any term or provision of this Agreement or of any right or remedy arising out of or in connection with this Agreement shall constitute a continuing waiver or a waiver of any term, provision, right or remedy relating to a subsequent breach of such term, provision or of any other right or remedy under this Agreement.

30.	SEVERANCE

Should one or more provisions of this Agreement be or become invalid or unenforceable, this shall not affect the validity and enforceability of the remaining provisions of this Agreement. The same shall apply if the Agreement does not contain an essential provision. In place of the invalid or unenforceable provision, or to fill a contractual gap, such valid and enforceable provision shall apply which reflects as closely as possible the commercial intention of the Parties as regards the invalid, unenforceable or missing provision. The legal principle contained in section 139 of the Civil Code, including in the sense of a reversal of the burden of proof, shall not apply.

31.	ENTIRE AGREEMENT, INTEREST, EXCHANGE RATE, SELLER INDEMNIFICATION

31.1	In this clause, references to this Agreement include all other written agreements and arrangements between the Parties which are expressed to be entered into supplemental to this Agreement or which this Agreement expressly preserves or requires to be executed.

31.2	This Agreement constitutes the entire and only agreement and understanding between the Parties in relation to its subject matter. Subject to clause 31.4, all previous drafts, agreements, understandings, undertakings, representations, warranties, promises and arrangements of any nature whatsoever between the Parties with any bearing on the subject matter of this Agreement are superseded and extinguished to the extent that they have such a bearing. Each Party acknowledges that in entering into this Agreement it does not rely on, and shall have no remedy in respect of, any statement, representation, assurance or warranty of any person other than as expressly set out in this Agreement.

31.3	All Schedules to this Agreement shall form an integral part of this Agreement. In case of a conflict between any Schedule and the provisions of this Agreement, the provisions of this Agreement shall prevail.

31.4	Nothing in this Agreement shall be read or construed as excluding any liability or remedy in respect of fraud.

31.5	In case a Party is in default (Verzug) with a payment obligation under this Agreement it shall be obliged to pay interest at a rate of five (5) percent per annum from the day immediately following the date of default until fulfilment of the payment obligation together with interest accrued.

31.6	In the event that any amount relevant under this Agreement should originally be denominated in another currency than Euro, such amount shall for purposes of this Agreement be converted into Euro by applying the exchange rate to the Euro prevailing on the date a claim is made/a notice is made for the first time in respect of such amount to the other Parties.

31.7	The Buyers shall be joint and several debtors (Gesamtschuldner) for their obligations under this Agreement.

31.8	In case of a termination of this Agreement caused by or allocable to the sphere of the Buyers, the Buyers shall indemnify and hold harmless the Sellers, or at the election of the Sellers, the Group Company concerned from and against any Losses and Expenses in connection with a termination of the sale and transfer agreement mentioned in Background (O) hereto.

32.	GOVERNING LAW AND JURISDICTION

32.1	This Agreement, and all non-contractual obligations arising in connection with it, shall be governed by and construed in accordance with German law, excluding the United Nations Convention on Contracts for the International Sale of Goods 1980 and any rule of law which would cause the application of any laws other than German law.

32.2	All and any disputes or differences arising out of or in connection with this Agreement, or its breach, termination or invalidity (a “Dispute”) shall be finally settled by arbitration in accordance with the rules of arbitration of the International Chamber of Commerce (ICC) in force as at the time of the Dispute.

32.3	The place of arbitration is Frankfurt am Main, Germany. The arbitration proceedings shall be conducted in the English language; however, the presentation of German language documents to the arbitrators shall be admissible. The number of arbitrators shall be three, unless the Parties agree otherwise in writing.

32.4	Nothing in this Agreement shall restrict or prohibit any Party from applying to any court of competent jurisdiction for any interim measure of protection in respect of the subject matter of the Dispute.

32.5	The Sellers and the Sellers’ Guarantor irrevocably appoint Dr. Holger Alfes, Noerr LLP, Boersenstrasse 1, 60313 Frankfurt am Main, Fax + 49 69 971477100 as its agent to receive on their behalf in Germany service of any Proceedings arising out of or in connection with this Agreement. Such service shall be deemed completed on delivery to such agent (whether or not it is forwarded to and received by the Sellers and the Sellers’ Guarantor. If for any reason such agent ceases to be able to act as agent or no longer has an address in Germany, the Sellers and the Sellers’ Guarantor shall forthwith appoint a substitute acceptable to the Buyers and deliver to the Buyers the new agent’s name, address and fax number.

Schedule 1.1d
Sellers’ Statements
1.	Organisation; Existence
As of the Closing Date:
1.1	all Group Companies and their respective jurisdictions of incorporation are identified in Sub-Schedule 1.1. The information contained in the Background of this Agreement regarding each of the Group Companies, the Sellers, the Shares and the shares in the Subsidiaries is true and correct. No Group Company holds any interest in any company or other entity other than set forth in Sub-Schedule 1.1.

1.2	each Group Company is an entity duly organised and validly existing under the applicable laws of their respective jurisdiction and each Group Company has full legal right and all requisite power to carry on its business as currently conducted. Neither the execution and delivery of this Agreement nor the consummation or performance of any of the transactions contemplated herein will contravene, conflict with, or result in a violation of (a) any provision of the Corporate Documents, or (b) any resolution adopted by the board of directors or the shareholders of any Group Company.

1.3	Sub-Schedule 1.3 contains a true and correct list of the articles of association, by-laws, partnership agreements, rules of procedure for any board or other comparable corporate document (collectively the “Corporate Documents”) of the Group Companies as currently in effect.

1.4	except as disclosed in Sub-Schedule 1.4 there are no shareholders’ resolutions which require, under Applicable Law, any registration in any commercial, corporate or similar register of any Group Company and which have not been registered therein.

1.5	except for the profit and loss pooling agreement between Romaco PT and Romaco Immobilienverwaltungs GmbH dated December 19, 1988 and the agreements listed in Sub-Schedule 1.5, no Group Company is a party to any agreement that grant any third party any right with respect to the corporate governance or profits (or a portion thereof) of such Group Company, including inter-company agreements (Unternehmensverträge) within the meaning of sections 292 et seq. of the German Stock Corporation Act, silent partnership agreements (stille Beteiligungsverträge) and similar agreements (including similar agreements under applicable foreign laws).

1.6	none of the Group Companies is under any obligation to acquire interests in other companies or enterprises nor does any of them have any subsequent liability arising from previous interests held in other companies, except as disclosed in Sub-Schedule 1.6.

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1.7	except for antitrust-law requirements or as listed in Sub-Schedule 1.7, none of the Sellers and none of the Group Companies is or will be required to give any notice to or obtain any consent from any governmental authority in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated herein.

2.	Ownership of the Shares
As of the Closing Date:
2.1	the Shares and the shares in the Subsidiaries are duly authorized and validly issued. The Sellers are the owner of the Shares and the Companies are the owner of the shares in the Subsidiaries as described in Sub-Schedule 1.1. Sub-Schedule 1.1 is true and correct.

2.2	the Shares and the shares in the Subsidiaries exist in the nominal amounts set out in Sub-Schedule 1.1, are fully paid-up and have not been (fully or partly) repaid, whether directly or indirectly, to Sellers, or, in case of the shares in a Subsidiary, to a Company, or a previous shareholder.

2.3	the Shares and the shares in the Subsidiaries are free and clear of any liens, encumbrances or other rights of third parties. There are no pre-emptive rights, rights of first refusal, options or other rights of any third party to purchase or acquire any of the Shares or shares in the Subsidiaries. No Group Company is bound by any agreement (including voting trust agreements (Stimmrechtsbindungsverträge) or sub-participation agreements (Unterbeteiligungsverträge)) or any restriction or obligation relating to the exercise of any rights under the shares in the Subsidiaries. The Shares and the shares in the Subsidiaries are non-assessable (nicht nachschusspflichtig) and there is no obligation to make any outstanding or additional capital contribution with respect to the Shares and the shares in the Subsidiaries.

3.	Insolvency

3.1	As of the Closing Date, no Group Company has been dissolved or entered into (or taken steps to enter into) liquidation, insolvency, administration, administrative receivership, receivership, a voluntary arrangement, a scheme of arrangement with creditors, any analogous or similar procedure in any of its jurisdiction of incorporation.

3.2	As of the Closing Date, no Group Company is insolvent or unable to pay its debts as they become due. There are no circumstances requiring any Group Company to file or apply for any insolvency procedure, in particular no Group Company is over-indebted

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or, to the Sellers’ knowledge, is with regard to a Group Company over-indebtedness threatening.
3.3	As of the Closing Date, no execution, sequestration or a similar process has been commenced in respect of any asset of any Group Company.

4.	Financial Statements

4.1	The Effective Date Accounts as of August 31, 2010 for Romaco Group were prepared in accordance with US GAAP and the Accounting Guidelines, applied on a consistent basis with the preceding financial year (including the consistent use of any discretionary rights (Bilanzierungs- und Bewertungswahlrechte) under US GAAP, if any). The Effective Date Accounts for Romaco Group present fairly, in all material respects and in accordance with US GAAP and the Accounting Guidelines, the financial positions and results of operations of Romaco Group as of the Effective Date.

4.2	The statutory accounts of the Group Companies for the financial year ended on the Effective Date, attached as Schedule 1.1(c) to this Agreement, were prepared in accordance with the applicable local generally accepted accounting principles (each the “Local GAAP”) applied on a basis consistent with the principles used for the preparation of the respective statutory accounts for the preceding financial year (including the consistent use of any discretionary rights (Bilanzierungs- und Bewertungswahlrechte) under Local GAAP, if any). The statutory accounts attached as Schedule 1.1(c) to this Agreement fairly state (within the meaning of and in accordance with the respective applicable Local GAAP) the net worth, financial conditions and results of operations (Vermögens-, Finanz- und Ertragslage) of the relevant Group Company as of the Effective Date.

4.3	Schedule 1.1.(c) to this Agreement contains true and complete copies of the statutory accounts, as available, of the Group Companies for the year ended on the Effective Date.

4.4	Sub-Schedule 4.4 contains a true and complete list of all bank accounts and any other business relationships pursuant to which any of the Group Companies owes interest bearing debt to third parties as of the Closing Date.

5.	Real Estate

5.1	Sub-Schedule 5.1 contains a true and complete list of (i) all the real property owned by any of the Group Companies, (ii) all leases under which any of the Group Companies

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leases real property to any third party (including the Sellers), (iii) all leases regarding real property to which any of the Group Companies is bound as lessee.
5.2	The copies of the land register excerpts regarding the real property listed on Sub-Schedule 5.1 (part A), attached as Sub-Schedule 5.2 hereto, are true and correct and there are no pending applications to the land registers concerning this real property.

5.3	No third party (including the Sellers) is entitled to use any real property owned by the Group Companies or portion thereof, except under any lease agreement shown on Sub-Schedule 5.1 or as shown in the land register.

5.4	Except as specified in Sub-Schedule 5.4, none of the Group Companies has within the last five (5) years immediately preceding the date hereof been notified of any environmental contamination (Umweltaltlasten) in writing with regard to any of the properties owned or used by the Group Companies by any governmental authority.

5.5	Except as specified in Sub-Schedule 5.1 (part A), none of the land charges registered in the land registers for the Group Companies’ real property secure any underlying loan or any other payment obligation still outstanding. Further, as of the Closing Date, FrymaKoruma AG is in the possession of all mortgage deeds issued in respect of the land charges registered for parcel no. 527, plan 21, Rheinfelden no. 724 and there are no encumbrances on such mortgage deeds.

6.	Assets

6.1	Except as disclosed in Sub-Schedule 6.1 and subject to the ordinary wear and tear, the tangible assets of the Group Companies are in good operating condition and repair, fit and useable for the purpose for which they are being utilized and there are no reasons why the Buyers may not anticipate full utilization of said assets for the remainder of their lifetime for which they were designed, manufactured, built and/or installed, except to the extent they were written down to going concern (Teilwert) in the Effective Date Accounts.

6.2	The Group Companies have valid title to, and are the legal and beneficial owner of, all property and assets (whether real, personal, tangible or intangible) reflected in the Effective Date Accounts or acquired by them since September 1, 2010, except for properties and assets disposed of, used up or perished since September 1, 2010 in the ordinary course of business or where disclosed in Sub-Schedule 6.2 hereto.

6.3	The assets referred to in section 6.2 are not encumbered with, and the Group Companies are not under any obligation to grant or create, any liens, pledges, mortgages, charges or

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other security interests or encumbrances in favour of any third party, except for (i) retention of title rights in favour of suppliers (Eigentumsvorbehalt), (ii) liens, pledges or similar security rights under statutory law, (iii) liens or pledges under the general terms and conditions of banks or other financial institutions over cash and securities deposited with them, all (i) to (iii) accepted in the ordinary course of business and (iv) the liens, pledges, other rights and encumbrances listed in Sub-Schedule 6.3a. There are no preemptive rights, rights of first refusal, options or other rights of any third party to purchase or acquire any real property or any other material assets owned by the Group Companies or to request the granting of any rights or encumbrances in such assets except as listed in Sub-Schedule 6.3b
6.4	The R&M Group does not own or possess (i) exclusively or (ii) together with any third party (other than a Group Company) any (tangible or intangible) asset material for any of the Group Companies to conduct its business consistent with past practice.

7.	Administrative approvals

7.1	To the Sellers’ knowledge, each of the Group Companies has obtained, and is in possession of, all material administrative authorisations, approvals, permits, and licenses which it requires for the conduct of its present business. Each material authorisation, approval, permit and license is valid and has not been cancelled, revoked or restricted in any manner, and, to the Sellers’ knowledge, there are no circumstances that may reasonably be expected to result in a cancellation, revocation or restriction of any material authorisation, approval, permit and license.

7.2	To the Sellers’ knowledge, the business of each Group Company is and (to the extent that violation in the past may still be relevant as of today or in the future) has been conducted in compliance with any legal requirement (including environmental law) in all material respects. In the last two (2) years preceding the date hereof no Group Company has received any written notice from any governmental authority regarding any actual material violation of, or failure to comply with, any legal requirement.

8.	Litigation; Warranty claims

8.1	Except as set forth in Sub-Schedule 8.1, no Group Company is involved in any civil, criminal or administrative law, litigation or arbitration before any court, governmental authority or arbitration panel with an amount in dispute exceeding EUR 50,000 nor, to the Sellers’ knowledge, has any such proceeding been threatened to a Group Company in writing. To the Sellers’ knowledge, there exist no circumstances which are likely to result in such proceeding being brought against any of the Group Companies.

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8.2	Except as set forth in Sub-Schedule 8.2a, no product liability, warranty or other similar claim pending against any of the Group Companies exceeding an amount of EUR 50,000 individually exists or, to the Sellers’ knowledge, has been threatened against any of the Group Companies in writing. To the Sellers’ knowledge, no event has occurred which results or could reasonably be expected to result in any product liability, warranty or claims for supplementary performance (Nacherfüllungsansprüche) exceeding EUR 50,000 against any of the Group Companies following the Closing Date. With respect to any customer contract with a value of more than EUR 100,000 and except as set forth in Sub-Schedule 8.2b, to Sellers’ knowledge there exist no circumstances which result or could reasonably be expected to result in a cost overrun of the Group Companies’ order backlog of more than 30 per cent in each case or in a shortfall of the originally planned gross margin by more than 25 per cent in the aggregate.

8.3	Except as set forth in Sub-Schedule 8.3, (i) the production and delivery of the Companies’ products is in compliance with applicable laws, rules and procedures in all material respects, including import and export regulations, and (ii) each Company runs a quality management system in accordance with applicable DIN/ISO provisions and compliant with market standards in all material respects, and (iii) each Company is in possession of the complete documentation pertaining to the quality management system.

9.	Conduct of the business since September 1, 2010

9.1	In the period from September 1, 2010 through the date of this Agreement, (i) the Group Companies have carried on their business in the ordinary and usual course and consistent with past practice.

9.2	Without limiting the generality of paragraph 9.1, in the period from September 1, 2010 through the date of this Agreement, except as set forth in Sub-Schedule 9.2, there has not been any:
(a)	declaration or payment of any dividend or other distribution or payment in respect of the Shares;

(b)	amendment to the Corporate Documents of any Group Company;

(c)	divestiture, lease, license, pledge or other disposal by any Group Company of a shareholding, business (or material portion thereof) or of any fixed asset with a value in excess of EUR 50,000 in the aggregate;

(d)	incurrence or guarantee by any Group Company of any indebtedness for borrowed money, other than indebtedness incurred from any other Group Company or from

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banks or credit institutions under existing credit lines in the ordinary course of business and in amounts and on terms consistent with past practice;
(e)	investment by any Group Company in, or the making of any loan to, any other company, entity or person;

(f)	capital expenditure, by additions or improvements to property, plants or equipment, in excess of EUR 50,000 in the aggregate;

(g)	material change in any method of accounting practice or policy by any Group Company;

(h)	lay-off or other restructuring affecting a significant part of the work force in any Group Company;

(i)	material dispute with labour unions, workers’ councils or other employee representatives;

(j)	the remuneration payable to the managing directors, officers, employees, agents or consultants of any of the Group Companies has not been increased outside the ordinary course of business or exceeding eight (8) per cent in each case.
10.	Insurance
The Group Companies carry the insurances listed in Sub-Schedule 10. All insurances in place for the Group Companies as of the date hereof will remain in place until and including the Closing Date. All premiums for insurance policies have been duly paid in full, there are no pending or, to the Sellers’ knowledge, threatened actions by the respective insurer to avoid any liability under such insurance, and there is no material claim outstanding under any such policy.
11.	Employment

11.1	Sub-Schedule 11.1 contains a true and complete list of all employees of the Group Companies (including management) (the “Employees”) as of the date hereof setting forth their names and their functions.

11.2	Sub-Schedule 11.2a contains a true and complete list of all directors, officers, managing directors or employees of the Group Companies with an annual gross salary in 2010 exceeding EUR 150,000 (including all other benefits and boni) (the “Key Employees”

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and each a “Key Employee”). Except as set forth in Sub-Schedule 11.2b, as of the date hereof, no notice of termination of the employment of any Key Employee has been given nor does any Group Company or, to the Sellers’ knowledge, any Key Employee intend to terminate his/her employment.
11.3	Sub-Schedule 11.3 contains a true and correct list of all collective bargaining agreements (Tarifverträge) or similar agreements with unions or similar organizations to which a Group Company is bound. None of the Group Companies is a member in an employers’ association (Arbeitgeberverband) or similar association.

11.4	Sub-Schedule 11.4 contains a true and correct list of all agreements with workers’ councils (Betriebsvereinbarungen) which have or could have a material impact on any of the Group Companies’ operations or which relate to the working time or the salary of employees.

11.5	To the Sellers’ knowledge, the Group Companies have complied in all material respects with applicable legal and contractual requirements and operational practice (betriebliche Übung) relating to employment and employees, including health and security of the working environment.

11.6	None of the Group Companies is bound by any agreement or offer regarding future variation in any contract in respect of any of its Key Employees to materially increase remuneration and/or the provision of other material benefits at any future date. Except as specified in Sub-Schedule 11.6, neither the Sellers nor any of the Group Companies has granted or promised to grant to any Key Employee a benefit with respect to the sale of Romaco group to the Buyers.

11.7	Except as specified in Sub-Schedule 11.7a, there are no currently effective pension, stock purchase, option, bonus, profit sharing, or other employee benefit plans or other benefits practices relating to the employees of any of the Group Companies. Except for the pension schemes specified in Sub-Schedule 11.7b, all pension schemes have been validly terminated at the date set out in Sub-Schedule 11.7b.

11.8	The German Group Companies comply with section 8a para. 1 sentence 1 of the German Act on old-age part-time (Altersteilzeitgesetz).

12.	Intellectual property

12.1	To the Sellers’ knowledge, Sub-Schedule 12.1a contains a complete list of all registered copyrights, patents, design patents, utility models, trademarks, trade names and domain names (collectively the “Intellectual Property”) presently owned by any of the

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Group Companies. The Intellectual Property listed on Sub-Schedule 12.1a is owned exclusively by any of the Group Companies. All Intellectual Property held by any company of R&M Group and pertaining exclusively to the Business or used exclusively by any Group Company in the ordinary course of business of the last five years (collectively the “Exclusive Romaco IP”) has been transferred to Romaco PT on January 28, 2011 and March 15, 2011 and no R&M Group company has any right or title in the Exclusive Romaco IP. Except as disclosed in Sub-Schedule 12.1b, to the Sellers’ knowledge, no (registered or non-registered) intellectual property is or has been used by both R&M Group and the Group Companies. Except as disclosed in Sub-Schedule 12.1c, the Intellectual Property owned by the Group Companies, including the Exclusive Romaco IP, is free and clear of all liens and encumbrances and, to the Sellers’ knowledge, is not subject to any challenge or legal proceedings. To the Sellers’ knowledge, the Group Companies have valid and enforceable rights to use all (registered and non-registered) intellectual property not owned by them, but used for the ordinary conduct of their businesses. The Group Companies have, and to the extent Intellectual Property was transferred from Seller1 and Seller6 to Romaco PT the transferor, has made all applications, registrations, filings, and renewals and paid all appropriate fees with regard to the Intellectual Property owned by or transferred to the Group Companies, except as disclosed in Sub-Schedule 12.1d.
12.2	Within the last five (5) years, no Group Company has received written notice of a claim of any third party that any Group Company infringes any rights to intellectual property of any third party and, to the Sellers’ knowledge, the Group Companies do not infringe and have not infringed any rights to intellectual property of any third party and there are no circumstances that may reasonably be expected to give rise to such claims.

12.3	Except as disclosed in Sub-Schedule 12.3 , none of the Group Companies has to pay a compensation to a third party, including employees of the Group Companies, in connection with any of the Intellectual Property set forth in Sub-Schedule 12.1a.

12.4	No R&M Group company owns exclusively (or together with third parties (excluding the Group Companies) any know-how material to conduct the Business as currently conducted at the date hereof.

13.	Material Agreements

13.1	To the Sellers’ knowledge, any agreement (including all amendments thereto), but except for customer contracts in the ordinary course of business, to which a Group Company is or has been a party with a contract value of more than EUR 100,000 and which has not been completely fulfilled or under which any liability for a Group Company in

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excess of EUR 100,000 might exist (the “Material Agreements”) is in full force and effect.
13.2	Except as disclosed in Sub-Schedule 13.2a the Group Companies have complied with their obligations under the Material Agreements in all material respects. Except as disclosed in Sub-Schedule 13.2b, none of the Material Agreements has been terminated by the respective Group Company, nor has any party given written notice that has been received by a Group Company about the termination of or its intention to terminate a Material Agreement, nor, to Sellers’ knowledge, has any counterparty to a Material Agreement indicated its willingness to terminate or significantly amend the contractual relationship.

13.3	To the Sellers’ knowledge and except as disclosed in Sub-Schedule 13.3 no counterparty to a customer contract having a contract value of more than EUR 50,000 will be entitled to claim payment of damages for late delivery of a Group Company.

13.4	Except as set forth in Sub-Schedule 13.4 neither the execution nor the consummation of the transactions contemplated in this Agreement will constitute a breach or a default under, or result in the termination or modification of any Material Agreement.

14.	Subsidies

Except as disclosed in Sub-Schedule 14, there are no public subsidies or grants that (i) a Group Company has received under which any obligation of a Group Company is still outstanding and (ii) a Group Company has applied for, if the application is still pending.

15.	Intercompany Services

Following the Closing Date, there will not be any agreements and arrangements (including supply and services agreements) between the Group Companies and the Sellers or any other company pertaining to R&M Group and the Group Companies do not require any such supplies or services to continue its business as conducted prior to the date hereof, except as described in Sub-Schedule 15.

16.	Cash Pool

16.1	The Group Companies will be validly and fully released from any cash pooling agreement with effect as of the Closing Date. Any instructions or powers of attorney to banks, brokers or any employees of any member of R&M Group or its Representatives in respect of any bank accounts of Group Companies, in particular with respect to the cash pooling will be cancelled with effect as of the Closing Date.

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16.2	Neither any of the Group Companies nor any of the Buyers will be under any obligation or liability resulting from or in connection with the cash pool except for any intercompany receivables and payables covered by the Closing Statement.

17.	Factoring

All receivables transferred from FrymaKoruma AG to Seller1 (in a net book value of CHF 7,212,496) which are still outstanding as of the date hereof have been fully and validly re-transferred to FrymaKoruma AG and the promissory note with a face value of CHF 7,284,621 issued in favor of FrymaKoruma AG in connection therewith has been terminated with no further payment obligation towards FrymaKoruma AG on or after the Closing Date.

18.	Information

To the Sellers’ knowledge, all information made available to the Buyers and/or its Representatives by or on behalf of a Seller (including Sellers’ Guarantor) or any of its Representatives in the electronic data room as set out in clause 10.4.5 of this Agreement in the data room is correct in all material respects.

19.	Books and Records

To the Sellers’ knowledge, all books and records of the Group Companies have been maintained in all material respects in accordance with good business practice and in accordance with all laws and regulations applicable to the Group Companies’ business and operations, and, to the extent that applicable law requires their retention and the statutory retention periods have not expired, are in the possession or under control of the Group Companies.

20.	Compliance and No Corruption

To the Sellers’ knowledge and except as disclosed in Sub-Schedule 20, none of the Group Companies’ managing directors or employees or any other persons authorized to act on their behalf has, in connection with the operation of the Business, (i) used any of the Group Companies’ funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity or governmental officials, candidates or members of political parties or organizations, or established or maintained any unlawful or unrecorded funds in violation of applicable laws, (ii) paid, accepted or received any unlawful contributions, payments, expenditure or gifts, or (iii)

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violated or operated in non-compliance with any applicable export restriction, boycott regulations, embargo regulations or other applicable material laws.
21.	Information Technology
     To the Sellers’ knowledge, the Group Companies either own or hold valid leases and/or licenses to all computer hardware, software (except for standard office software), networks and other information technology (collectively “Information Technology”) which is used by or necessary for the Group Companies to conduct their business as conducted prior to and on the date of this Agreement. Such leases or licenses are effective for, and cannot be terminated by the respective other party thereto with a notice period of less than six (6) months after the Closing Date. To the Sellers’ knowledge, during the last twelve (12) months prior to the Closing Date, there have been no interruptions, data losses or similar incidents attributable to the Information Technology owned or used by the Group Companies which had, or to the Sellers’ Knowledge will have, a material and sustainable adverse effect on the Group Companies’ business. Except as set out in Sub-Schedule 21, the Information Technology owned or used by the Group Companies has the capacity and performance necessary to conduct the Group Companies’ business on a stand alone basis consistent with past practice.

Schedule 13.1.5

CONDUCT OF BUSINESS
PRIOR TO CLOSING

1.	any declaration or payment of any dividend or other distribution or payment in respect of the Shares;

2.	any amendment to the Corporate Documents of any Group Company;

3.	any divestiture, lease, licence, pledge or other disposal by any Group Company of a shareholding, business (or material portion thereof) or of any fixed assets with a value in excess of EUR 25,000 in the aggregate;

4.	any incurrence or guarantee by any Group Company of any indebtedness or borrowed money, other than indebtedness incurred from any other Group Company or from banks or credit institutions under existing credit lines in the ordinary course of business and in amounts and on terms consistence with past practice;

5.	any investment by any Group Company in, or the making of any loan to, any other company, entity or person, except for any intergroup activity in the ordinary course of business;

6.	any capital expenditure, by additions or improvements to property, plants or equipment, in excess of EUR 50,000 in the aggregate;

7.	any material change in any method of accounting practice or policy by any Group Company;

8.	any lay-off or other restructuring affecting a significant part of the work force in any Group Company;

9.	any entering into, amendment or termination of any agreement on Intellectual Property;

10.	any increase of the remuneration payable to the managing directors, officers, employees, agents or consultants of any of the Group Companies;

11.	any entry into, modification or termination of any Material Agreement or any material modification or termination of any customer contract;

12.	any employment of new employees, workers or consultants at an annual salary or rate of remuneration in excess of EUR 100,000 and

13.	any material alteration of the terms and conditions of employment (including benefits) of any of the Group Companies’ officers, employees or workers, nor the dismissal of any of the Group Companies’ officers, employees or workers.